EXHIBIT 10 (p)
PURCHASE AND SALE AGREEMENT
by and between
Broadway Gen Funding, LLC
as Seller,
and
Consumers Energy Company
as Buyer
dated as of May 24, 2007
TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND CONSTRUCTION

Section 1.1	Definitions
Section 1.2	Rules of Construction

ARTICLE II PURCHASE AND SALE AND CLOSING

Section 2.1	Purchase and Sale
Section 2.2	Purchase Price.
Section 2.3	Closing
Section 2.4	Closing Deliveries by Seller to Buyer
Section 2.5	Closing Deliveries by Buyer to Seller
Section 2.6	Post-Closing Adjustment
Section 2.7	Allocation of Purchase Price

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Section 3.1	Organization
Section 3.2	Authority; Enforceability
Section 3.3	No Conflicts; Consents and Approvals
Section 3.4	Legal Proceedings
Section 3.5	Brokers
Section 3.6	Capitalization

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE PROJECT COMPANY

Page
Section 4.1	Organization
Section 4.2	No Conflicts; Consents and Approvals
Section 4.3	Capitalization
Section 4.4	Business
Section 4.5	Bank Accounts
Section 4.6	Subsidiaries
Section 4.7	Legal Proceedings
Section 4.8	Compliance with Laws and Orders
Section 4.9	Balance Sheets; No Undisclosed Liabilities
Section 4.10	Absence of Certain Changes
Section 4.11	Taxes
Section 4.12	Regulatory Status
Section 4.13	Contracts
Section 4.14	Real Property
Section 4.15	Permits
Section 4.16	Environmental Matters
Section 4.17	Intellectual Property
Section 4.18	Brokers
Section 4.19	Employees and Labor Matters
Section 4.20	Employee Benefits

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Section 5.1	Organization
Section 5.2	Authority; Enforceability
Section 5.3	No Conflicts
Section 5.4	Legal Proceedings
Section 5.5	Compliance with Laws and Orders
Section 5.6	Brokers
Section 5.7	No Knowledge of Seller’s Breach
Section 5.8	Financial Resources
Section 5.9	No Conflicting Contracts
Section 5.10	Opportunity for Independent Investigation; No Other Representations

ARTICLE VI COVENANTS

Section 6.1	Regulatory and Other Approvals
Section 6.2	Access of Buyer and Seller
Section 6.3	Certain Restrictions
Section 6.4	Use of Certain Names
Section 6.5	Termination of Certain Services and Contracts
Section 6.6	Employee and Benefit Matters
Section 6.7	Indebtedness
Section 6.8	Insurance
Section 6.9	Transfer Taxes
Section 6.10	Books and Records

Page
Section 6.11	Tax Matters
Section 6.12	Schedule Update
Section 6.13	Casualty
Section 6.14	Condemnation
Section 6.15	Confidentiality
Section 6.16	Public Announcements
Section 6.17	Release of Guaranties, etc.
Section 6.18	Distributions
Section 6.19	Further Assurances
Section 6.20	Monthly Operating Report
Section 6.21	Creditworthiness of Seller
Section 6.22	Balance Sheet

ARTICLE VII BUYER’S CONDITIONS TO CLOSING

Section 7.1	Representations and Warranties
Section 7.2	Performance
Section 7.3	Officer’s Certificate
Section 7.4	Orders and Laws
Section 7.5	Consents and Approvals
Section 7.6	Resignation of Members, Managers, Officers and Directors
Section 7.7	Release of Indebtedness; Release of Liens

ARTICLE VIII SELLER’S CONDITIONS TO CLOSING

Section 8.1	Representations and Warranties
Section 8.2	Performance
Section 8.3	Officer’s Certificate
Section 8.4	Orders and Laws
Section 8.5	Consents and Approvals

ARTICLE IX TERMINATION

Section 9.1	Termination
Section 9.2	Effect of Termination
Section 9.3	Specific Performance and Other Remedies

ARTICLE X INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

Section 10.1	Indemnification
Section 10.2	Limitations of Liability
Section 10.3	Indirect Claims
Section 10.4	Waiver of Other Representations.
Section 10.5	Waiver of Remedies
Section 10.6	Procedure with Respect to Third-Party Claims

ARTICLE XI MISCELLANEOUS

Section 11.1	Notices
Section 11.2	Entire Agreement

Page
Section 11.3	Expenses
Section 11.4	Disclosure
Section 11.5	Waiver
Section 11.6	Amendment
Section 11.7	No Third Party Beneficiary
Section 11.8	Assignment; Binding Effect
Section 11.9	Headings
Section 11.10	Invalid Provisions
Section 11.11	Counterparts; Facsimile
Section 11.12	Governing Law; Venue; and Jurisdiction
Section 11.13	Parcel Three Option

EXHIBITS

Exhibit 2.4	Form of Company Assignment Agreement

SCHEDULES

1.1—A	Net Working Capital Calculation
1.1—B	Budget
1.1—K	Knowledge
1.1—PL	Permitted Liens
1.1 — PT	Parcel Three
3.3(c)	Seller Approvals
4.2	Company Consents
4.3	Capitalization
4.4	Operation of Business
4.5	Bank Accounts
4.7	Legal Proceedings
4.8	Compliance with Laws
4.9	Financial Statements; Undisclosed Liabilities
4.10	Absence of Certain Changes
4.11	Taxes
4.12	Regulatory Status
4.13	Material Contracts
4.14	Real Property
4.15(a)	Permits
4.16(c)	Emissions Credits and Allowances
4.19	Labor Matters
4.19(b)	Employees
4.19(c)	Third Party Vendor Employees

4.20	Employee Benefits
5.3	Buyer Approvals
5.9	Conflicts
6.3	Exceptions to Conduct of Business
6.5	Terminated Contracts
6.10	Books and Records
6.17	Support Obligations
11.13	Quitclaim Deed for Parcel Three
PURCHASE AND SALE AGREEMENT
     This Purchase and Sale Agreement, dated as of May 24, 2007 (this “Agreement”), is made and entered into by and between Broadway Gen Funding, LLC, a Delaware limited liability company (“Seller”) and Consumers Energy Company, a Michigan corporation (“Buyer”).
WITNESSETH:
     WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of January 15, 2007 (as the same may be amended from time to time, the “Mirant PSA”), by and between Mirant Americas Inc., a Delaware corporation (“Mirant”), and LS Power Acquisition Co I, LLC, a Delaware limited liability company which has since changed its name to Broadway Generating Company, LLC, an indirect subsidiary of Seller purchased 100% of the Project Company Interests (as defined below);
     WHEREAS, Seller currently owns 100% of the Project Company Interests;
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Project Company Interests on the Closing Date (as defined below) on the terms and subject to the conditions set forth in this Agreement; and
     WHEREAS, in connection with this Agreement, Buyer and the Project Company have entered into a Master Power Purchase and Sale Agreement of even date herewith.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     Section 1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:
     “Acceptable Order” means (i) affirmation that the acquisition of the Project by Buyer is reasonable and prudent; (ii) approval for Buyer to include the Base Purchase Price of the Project in its rate base, (iii) recognition of the fuel costs associated with operation of the Project, and approval of the rate adjustments necessary to allow full recovery by Buyer of the non-fuel costs of operating and maintaining the Project (provided that such operating and maintenance costs will be determined by Buyer in a manner consistent with how such costs have been determined by Buyer at its other owned generating plants and previously approved by the MPSC), other than a de minimis reduction (provided that if such reduction (A) is more than 1% of the annual non-fuel operating and maintenance costs of the Project, the Parties shall confer to determine the effects of such reduction and the appropriate response thereto and (B) is more than 5% of the annual non-fuel operating and maintenance costs of the Project, Buyer may at its option on 10 days’ prior notice to Seller terminate this Agreement; and in the case of each of the approvals set forth in clauses (ii) and (iii), without the imposition of other conditions that taken in the aggregate would have the effect of reducing such recovery (other than any de minimis reduction).
     “Adjustment Estimate” has the meaning given to it in Section 2.5(a).
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.
     “Agreed Capital Expenditures” has the meaning given to it in Section 2.2(b).
     “Agreement” has the meaning given to it in the introduction to this Agreement.
     “Ancillary Agreements” means the Company Assignment Agreement, the Closing Certificates and the other documents and agreements to be delivered pursuant to this Agreement.
     “Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.
     “Balance Sheets” has the meaning given to it in Section 4.9.
     “Bankruptcy Order” means that certain Order Confirming the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated debtors.
     “Base Purchase Price” has the meaning given to it in Section 2.2(a).
     “Benefit Plan” means (a) each material “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, of Seller or any of its Affiliates that covers the Employees, (b) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock, or other stock plan (whether qualified or nonqualified) that covers the Employees, and (c) each bonus or incentive compensation plan that covers the Employees. Benefit Plans do not include any Multiemployer Plans.
     “Budget” means the major maintenance and capital expenditures budget estimates for the Project Company for the period from the date hereof until December 31, 2008, as set forth in Schedule 1.1-B.
     “Business” means the ownership and operation of the Project as currently conducted, including the generation and sale of electricity and capacity and electric-related products by the Project Company at or from the Project as currently conducted, the receipt by the Project Company of fuel and the conduct of other activities by the Project Company related or incidental to the foregoing all as currently conducted.
     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
     “Buyer” has the meaning given to it in the introduction to this Agreement.
     “Buyer Approvals” has the meaning given to it in Section 5.3(c).
     “Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).
     “Buyer’s Advisors” has the meaning given to it in Section 6.2.
     “Buyer’s Determination” has the meaning given to it in Section 2.6(a).
     “Buyer’s Proposal” has the meaning given to it in Section 2.2(b).
     “Capital Expenditures Adjustment” has the meaning set forth in Section 2.2(a).
     “Casualty Loss” has the meaning given to it in Section 6.13.
     “CBA” has the meaning given to it in Section 6.6(b).
     “CBA Employees” has the meaning given to it in Section 4.19(d).
     “Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.
     “Claiming Party” has the meaning given to it in Section 10.6(a).
     “Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.3.
     “Closing Certificates” means the officer’s certificates referenced in Section 7.3 and Section 8.3.
     “Closing Date” means the date on which Closing occurs.

     “Closing Date Net Working Capital” means the aggregate Net Working Capital of the Project Company as of the Closing Date.
     “COBRA Continuation Coverage” has the meaning given to it in Section 6.6(h).
     “Code” means the Internal Revenue Code of 1986.
     “Company Assignment Agreement” has the meaning given to it in Section 2.4(a).
     “Company Consents” has the meaning given to it in Section 4.2(b).
     “Condemnation Value” has the meaning given to it in Section 6.14.
     “Confidentiality Agreement” means the Confidentiality Agreement between Buyer and LS Power Equity Advisors, LLC dated March 13, 2007.
     “Contract” means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement but shall exclude Permits.
     “Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.
     “Credit Rating” means, with respect to any Person, the rating given to such Person’s long-term unsecured debt obligations by S&P or Moody’s, as applicable, and any successors thereto.
     “Deductible Amount” has the meaning given to it in Section 10.2(c).
     “Employees” has the meaning given to it in Section 4.19(b).
     “Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.
     “Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws (including implementing regulations) of any Governmental Authority having jurisdiction over the assets in question addressing pollution control or protection of the environment.
     “Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

     “Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 400l(b)(l) of ERISA that includes Seller, or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Project Company shall not be considered to be an ERISA Affiliate from and after the Closing Date.
     “Excluded Liabilities” means all Claims and Losses of or relating to Seller, the Project Company, Mirant or its Affiliates arising out of: (i) any Benefit Plan liabilities relating to periods prior to the Mirant Closing, (ii) fees payable to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement, (iii) the Southern Company and Other Claims, (iv) Terminated Contracts or (v) Section 8.4(iii) of the O&M Agreement, but only if Buyer shall have terminated the O&M Agreement within five (5) Business Days of the Closing Date and then only to the extent that such Claims or Losses were not a result of any action of Buyer other than the act of terminating the O&M Agreement.
     “FERC” means the Federal Energy Regulatory Commission or its successor Governmental Authority.
     “Final Adjustment” has the meaning given to it in Section 2.6(c).
     “FPA” means the Federal Power Act.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over natural gas, electricity, power or other markets.
     “Hazardous Material” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been released into the environment.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (f) any guaranty of any of the foregoing.
     “Indemnified Parties” has the meaning given to it in Section 10.1(b).
     “Indemnifying Party” means a Person required to indemnify a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, pursuant to the terms of this Agreement.
     “Independent Accountants” has the meaning given to it in Section 2.6(b).
     “Independent Engineering Firm” shall mean Black & Veatch or such other engineering firm reasonably acceptable to Buyer and Seller.
     “Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.
     “Interim Period” has the meaning given to it in Section 6.1.
     “Knowledge,” when used in a particular representation in this Agreement with respect to Seller, means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 1.1-K.
     “Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, court decisions, and other pronouncements having the effect of law of any Governmental Authority.
     “Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, warranty, purchase right or other encumbrance.
     “Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, demands, fees, interest, losses and expenses (including court costs and reasonable fees of attorneys, accountants and other experts in connection with any Claim made by a third party). For all purposes in this Agreement the term “Losses” does not include any Non-reimbursable Damages.
     “Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Project Company; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any change generally affecting the international, national or regional electric generating, transmission or distribution industry; (b) any change generally affecting the international, national or regional wholesale or retail markets for electric power; (c) any change generally affecting the international, national or regional wholesale or retail markets for the natural gas industry; (d) any change in markets for commodities or supplies, including electric power, natural gas or fuel and water, as applicable, used in connection with the Project Company; (e) any change in market design and pricing; (f) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (g) any change in the international, national or regional electric transmission or distribution systems or operations thereof; (h) any continuation of an adverse trend or condition; (i) any change in any Laws (including Environmental Laws) or industry standards; (j) the failure of Seller or any of its Affiliates to effect the assignment of any Contract or Permit to Buyer, the Project Company, or any Affiliate of Buyer; (k) any change in the financial condition or results of operation of the Project Company caused by the sale of the Project Company to Buyer from Seller, including changes due to the Credit Rating of Buyer; (l) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (m) any actions to be taken pursuant to or in accordance with this Agreement; or (n) the announcement or pendency of the transactions contemplated hereby.
     “Material Contracts” has the meaning given to it in Section 4.13(a).
     “May Balance Sheet” has the meaning given to it in Section 4.21.
     “Michigan Code” means the Michigan Code in effect as of the date hereof.
     “Mirant” has the meaning given to it in the recitals to this Agreement.
     “Mirant Closing” means the closing of the transactions contemplated by the Mirant PSA, which occurred on May 1, 2007.
     “Mirant PSA” has the meaning given to it in the recitals to this Agreement.
     “Moody’s” means Moody’s Investors Services, Inc.
     “MPSC” means the Michigan Public Service Commission or its successor Governmental Authority.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA covering the CBA Employees.
     “Net Working Capital” means (without duplication), with respect to the Project Company, the amount (expressed as a positive or negative number) calculated in accordance with the formula and methodology described on, and used in the preparation of, Schedule 1.1-A, and otherwise in accordance with GAAP.
     “Non-CBA Employees” means all Employees other than CBA Employees.

     “Non-reimbursable Damages” has the meaning given to it in Section 10.5(b).
     “O&M Agreement” means Operation and Maintenance Agreement for the Zeeland Electric Facility by and between LS Power Acquisition Co I, LLC and Wood Group Power Operations (West), Inc., dated as of February 12, 2007, as subsequently assigned to the Project Company.
     “Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
     “Parcel Three” means the real property described in Schedule 1.1-PT.
     “Parties” means collectively, Buyer and Seller.
     “Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Authority.
     “Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings; (b) any Lien arising in the ordinary course of business consistent with past practices by operation of Law with respect to a liability that is not yet due or delinquent or that is being contested in good faith by Mirant, Seller or the Project Company; (c) any Lien reflected in the Balance Sheets; (d) purchase money Liens arising in the ordinary course of business consistent with past practices; (e) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring the Property (including the Title Policy) or any commitments therefor, or in any title reports, to the extent such surveys, title policies, commitments or title reports are listed on Schedule 1.1-PL; (f) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected property or materially impair the use of the Property in the Business; (g) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate the Property; (h) all matters of record, that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected property; (i) the terms and conditions of the Material Contracts, the Permits listed on Schedule 4.15(a) or the Contracts listed on Schedule 4.13; (j) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws; (k) any Lien that is released on or prior to Closing; and (l) the matters identified on Schedule 1.1-PL (except, at Closing, those items marked with an asterisk on such Schedule).
     “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.
     “Pre-Closing Taxable Period” has the meaning given to it in Section 6.11(a).

     “Prior Electrical Practice” means the practices, methods and standards, in general, that have been used in the operations and maintenance of the Project since January 1, 2004.
     “Project” means the project located at the Property.
     “Project Company” means Zeeland Power Company, LLC, a Delaware limited liability company, formerly known as Mirant Zeeland, LLC.
     “Project Company Interests” means 100% of the Equity Interests of the Project Company.
     “Property” means the real property on which the Project is located, as further described in Schedule 4.14, including any improvements thereon and easements and rights-of-way appertaining thereto.
     “Property Taxes” has the meaning given to it in Section 6.11(b).
     “PUHCA of 2005” means the Public Utility Holding Company Act of 2005.
     “Purchase Price” has the meaning given to it in Section 2.2(a).
     “Purchase Price Allocation Schedule” has the meaning given to it in Section 2.7(a).
     “Reasonable Best Efforts” means efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liability assumptions which are reasonable in the context of the transactions contemplated by this Agreement.
     “Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment.
     “Representatives” means, as to any Person, its officers, directors, partners, members, and employees.
     “Responding Party” has the meaning given to it in Section 10.6(a).
     “Restoration Cost” has the meaning given to it in Section 6.13.
     “S&P” means Standard & Poor’s Ratings Group.
     “Schedule Update” has the meaning given to it in Section 6.12.
     “Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.
     “Seller” has the meaning given to it in the introduction to this Agreement.
     “Seller Approvals” has the meaning given to it in Section 3.3(c).

     “Seller Credit Agreement” means the First Lien Credit Agreement, dated May 1, 2007, among Broadway Gen Funding, LLC as Borrower, the Lenders, J.P. Morgan Securities, Barclays Capital, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent.
     “Seller Indemnified Parties” has the meaning given to it in Section 10.1(b).
     “Seller Marks” has the meaning given to it in Section 6.4(a).
     “Seller’s Net Worth” has the meaning set forth in Section 6.21.
     “Seller’s Proposal” has the meaning given to it in Section 2.2(b).
     “Southern Company and Other Claims” means (i) any liability of the Project Company associated with the following proofs of claim filed by The Southern Company in Jointly Administered Chapter 11 Case No. 03-46590-DML, United States Bankruptcy Court, Northern District of Texas, Fort Worth Division, of MC 2005 LLC (f/k/a Mirant Corporation prior to January 3, 2006 and MC 2005 Corporation prior to February 23, 2006) (the “Bankruptcy Case”), as such claims may be amended: claims numbered 6327, 6379, 8139 and 8271 against the Project Company; and (ii) any liability of the Project Company associated with the following proofs of claim filed by Lehman Commercial Paper, Inc. and/or Wells Fargo Bank, N.A. in the Bankruptcy Case: claims numbered 6101 and 6967 against the Project Company.
     “Straddle Taxable Period” has the meaning given to it in Section 6.11(a).
     “Support Obligations” has the meaning given to it in Section 6.17.
     “Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, industrial facilities, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges surcharges or fees imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto and (b) any liability for amounts described in clause (a), (i) as a result of transferee liability, (ii) by Contract or (iii) otherwise.
     “Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
     “Terminated Contracts” has the meaning given to it in Section 6.5.
     “Title and Authority Representations” has the meaning given to it in Section 10.2(a).
     “Title Policy” means that certain ALTA Owner’s Policy dated May 1, 2007, issued by Stewart Title Guaranty Company in accordance with that certain Pro Forma Owner’s Title Insurance Policy File No. 508240.

     “Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.
     “Transferred Employees” has the meaning given to it in Section 6.6(c).
     “Wastewater Permit” means the City of Zeeland Wastewater Discharge Permit, issued December 29, 2004 in relation to the Project.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.2 Rules of Construction.
     (a) All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.
     (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.
     (c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
     (d) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
     (e) All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

ARTICLE II
PURCHASE AND SALE AND CLOSING
     Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Equity Interests in the Project Company.
     Section 2.2 Purchase Price.
     (a) The purchase price (the “Purchase Price”) for the purchase and sale described in Section 2.1 is equal to the sum of (1) $517,000,000 (the “Base Purchase Price”), plus (2) the Closing Date Net Working Capital, plus (3) an amount equal to the sum of (i) capital expenditures and major maintenance expenditures of the Project Company up to the amounts set forth on the Budget, (ii) capital expenditures and major maintenance expenditures of the Project Company in excess of the amounts set forth on the Budget but only up to $1,000,000 in the aggregate (subject to the succeeding clause (iii)) and (iii) any Agreed Capital Expenditures, in each case as such capital expenditures or major maintenance expenditure have been reflected in Net Working Capital or paid by Seller or the Project Company, during the Interim Period (the “Capital Expenditures Adjustment”), minus (4) $225,000 (in consideration of costs arising from the termination by Buyer of the O&M Agreement, other than the costs set forth in clause (v) of the definition of Excluded Liabilities).
     (b) “Agreed Capital Expenditures” shall mean capital expenditures or major maintenance expenditures that have (i) been agreed by the Parties or (ii) been determined to be expenditures made in accordance with prudent industry standards as follows: Following notice by Seller of a proposed capital expenditure or major maintenance expenditures, if Buyer shall not have agreed to Seller’s proposed capital expenditure or major maintenance expenditures pursuant to the foregoing clause (i) within 10 Business Days of such notice, Seller may submit to the Independent Engineering Firm a description of the proposed capital expenditure or major maintenance expenditures along with necessary supporting documentation as the Independent Engineer may deem appropriate (the “Seller’s Proposal”). Buyer may, at its election, submit to the Independent Engineering Firm an alternative good faith proposal to address Seller’s capital expenditure or major maintenance expenditures along with the necessary supporting documentation as the Independent Engineer may deem appropriate (including a proposal to make no such expenditures) (the “Buyer’s Proposal”). The Independent Engineering Firm shall, within 30 Business Days, issue a decision selecting the proposal that it deems most closely followed or would follow prudent industry practice. The proposal for capital expenditures or major maintenance expenditures (or a proposal to make no such expenditures) selected by the Independent Engineering Firm shall constitute “Agreed Capital Expenditures”. For the avoidance of doubt, Agreed Capital Expenditures shall in any event include any capital expenditures or major maintenance expenditures the failure of which to make by Seller or the Project Company would constitute a breach under a Material Contract. For the avoidance of doubt, nothing in this Section 2.2 shall obligate Seller or the Project Company to postpone making such capital expenditures or major maintenance expenditures pending the notice to Buyer or the pronouncement by the Independent Engineering Firm of its decision hereunder. The Party whose proposal is not selected shall pay the fees and expenses of the Independent Engineering Firm.
     Section 2.3 Closing. The Closing shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 at 10:00 A.M. local time, on (a) the later of (i) the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived or (ii) if mutually agreed, on the last Business Day of the month in which the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived or (b) such other date and at such other time and place as Buyer and Seller mutually agree in writing; provided, however, that the Closing shall not occur on any date from and after January 29, 2008 through and including May 3, 2008 without the prior written consent of Seller in its sole discretion. All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.
     Section 2.4 Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer (a) an executed counterpart by Seller of an assignment of the Project Company Interests (the “Company Assignment Agreement”) in the form attached hereto as Exhibit 2.4 evidencing the assignment and transfer to Buyer of the Project Company Interests owned by Seller, (b) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(c) with respect to Seller, and the owner of such entity that is treated as a disregarded entity for federal income tax purposes, and (c) an executed counterpart by Seller of each other Ancillary Agreement to which Seller is a party.
     Section 2.5 Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller the following:
     (a) a wire transfer of immediately available funds (to such account or accounts as Seller shall have notified Buyer of at least 2 Business Days prior to the Closing Date) in an amount equal to (i) the Base Purchase Price plus (ii) Seller’s good faith estimate (the “Adjustment Estimate”) of (A) the Closing Date Net Working Capital and (B) the Capital Expenditures Adjustment, which Seller shall deliver in writing to Buyer at least 3 Business Days prior to the Closing Date, including the calculation thereof in reasonable detail minus (iii) $225,000; and
     (b) an executed counterpart by Buyer of (i) the Company Assignment Agreement, and (ii) each other Ancillary Agreement to which Buyer is a party.
     Section 2.6 Post-Closing Adjustment.
     (a) After the Closing Date, Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees (and those of the Project Company) as are reasonably requested in connection with the matters addressed in this Section 2.6. Within 60 days after the Closing Date, Buyer shall determine the Closing Date Net Working Capital and the Capital Expenditures Adjustment and shall provide Seller with written notice of such determination, along with reasonable supporting information and calculations (the “Buyer’s Determination”).
     (b) If Seller object to Buyer’s Determination, then it shall provide Buyer written notice thereof within 30 days after receiving Buyer’s Determination; provided, that Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in such written notice. If the Parties are unable to agree on the Closing Date Net Working Capital, within 120 days after the Closing Date, the Parties shall refer such dispute to a firm of nationally recognized independent public accountants mutually acceptable to Buyer and Seller (the “Independent Accountants”), which firm shall make a final and binding determination as to only those matters in dispute with respect to this Section 2.6(b) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountants. If Seller does not object to Buyer’s Determination within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or if Seller accept Buyer’s Determination, the Closing Date Net Working Capital and the Capital Expenditures Adjustment as set forth in Buyer’s Determination shall become final and binding upon the Parties for all purposes hereunder.
     (c) If the Closing Date Net Working Capital and the Capital Expenditures Adjustment (as agreed between the Parties or as determined by the Independent Accountants or otherwise) (the “Final Adjustment”) is greater than the amounts related to such adjustments in the Adjustment Estimate, then Buyer shall pay Seller, within 5 Business Days after such amounts are agreed or determined pursuant to Section 2.6(b), by wire transfer of immediately available funds to an account designated by Seller, the difference between the Final Adjustment and the amounts related to such adjustments in the Adjustment Estimate and if the Final Adjustment is less than the amounts related to such adjustments in the Adjustment Estimate, then Seller shall pay Buyer, within 5 Business Days after such amounts are agreed or determined pursuant to Section 2.6(b), by wire transfer of immediately available funds to an account designated by Buyer, the difference between the Final Adjustment and the amounts related to such adjustments in the Adjustment Estimate.
     Section 2.7 Allocation of Purchase Price.
     (a) Within 120 days after the determination of the Final Adjustment, Seller shall provide to Buyer a schedule setting forth a proposal for an allocation of the Purchase Price among the Assets of the Project Company, grouped by the seven asset classes referred to in Treasury Regulations Section 1.1060-1(c) (the “Purchase Price Allocation Schedule”). Within 30 Business Days after its receipt of Seller’s proposed Purchase Price Allocation Schedule, Buyer shall propose to Seller any changes thereto or otherwise shall be deemed to have agreed thereto. If Buyer proposes changes to Seller’s proposed Purchase Price Allocation Schedule within the 30 Business Day period described above, Buyer and Seller shall cooperate in good faith to mutually agree upon a Purchase Price Allocation Schedule as soon as practicable. Notwithstanding the foregoing, Seller and Buyer agree and acknowledge that neither Seller nor Buyer shall, absent mutual written agreement, challenge or dispute the allocations set forth in the Purchase Price Allocation Schedule.
     (b) Seller and Buyer each shall prepare an IRS Form 8594, “Asset Acquisition Statement Under Section 1060,” incorporating the allocations set forth in the Purchase Price Allocation Schedule mutually agreed upon pursuant to Section 2.7(a), which the Parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities. Each of Seller and Buyer agrees to provide the other promptly with any other information required to complete Form 8594. The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments

(which shall be treated for Tax purposes as adjustments to the Purchase Price), as mutually agreed upon by the Parties and in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.
     (c) If the Parties are unable to agree on the Purchase Price Allocation Schedule pursuant to Section 2.7(a) or any subsequent adjustment to the Purchase Price Allocation Schedule pursuant to Section 2.7(b), the Parties shall refer such dispute to the Independent Accountants, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.7 (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountants.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
     Seller hereby represents and warrants to Buyer as of the date hereof that except as disclosed in the Schedules:
     Section 3.1 Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform such actions under this Agreement or the Ancillary Agreements to which Seller is party.
     Section 3.2 Authority; Enforceability. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and each Ancillary Agreement to which Seller is a party when executed and delivered on the Closing Date will constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.
     Section 3.3 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not, and the performance by Seller of its obligations under this Agreement and the Ancillary Agreements to which Seller is a party will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;
     (b) assuming all of the Company Consents have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Seller is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder; and
     (c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(c) (collectively, the “Seller Approvals”), Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Seller, except as would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder.
     Section 3.4 Legal Proceedings. Seller has not been served with notice of any Claim, no Claim is pending and to Seller’s Knowledge none is threatened against Seller, which seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
     Section 3.5 Brokers. Seller has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
     Section 3.6 Capitalization. On the Closing Date, Seller will be the direct owner, beneficially and of record, of all of the Project Company Interests, free and clear of all Liens. There are not any options, warrants, calls, rights, commitments, rights of first refusal, securities or agreements of any character to which Seller is bound obligating it or the Project Company to issue, deliver, or sell, or cause to be issued, delivered or sold, additional Equity Interests in the Project Company or obligating Seller or the Project Company to grant, extend or enter into any such option, warrant, call, right, commitment, right of first refusal or agreement. The Project Company Interests are duly authorized, validly issued, fully paid and non-assessable and constitute all of the outstanding Equity Interests of the Project Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE PROJECT COMPANY
     Seller hereby represents and warrants to Buyer as of the date hereof that except as disclosed in the Schedules:
     Section 4.1 Organization. The Project Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets. The Project Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.2 No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not, the performance by Seller of its obligations hereunder and thereunder do not and the consummation of the transactions contemplated hereby and thereby and the taking of any action contemplated to be taken by the Project Company hereunder or thereunder will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Project Company;
     (b) assuming all of the consents set forth on Schedule 4.2 (the “Company Consents”) have been obtained, be in material violation of or result in a material breach of or default (or give rise to any material right of termination, cancellation or acceleration) under any Material Contract;
     (c) assuming the Seller Approvals, the Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) conflict with or result in a violation or breach of any term or provision of any Law applicable to the Project Company or any of its material Assets which would reasonably be expected to result in a Material Adverse Effect or (ii) require the consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a Material Adverse Effect; or
     (d) result in the imposition or creation of any Lien on any material Asset of the Project Company, other than Permitted Liens, or on the Project Company Interests.
     Section 4.3 Capitalization. Schedule 4.3 accurately sets forth the ownership structure of the Project Company as of the date hereof. As of the date hereof, Seller is the direct or indirect owner, holder of record, and beneficial owner of the Project Company Interests free and clear of all Liens, restrictions on transfer or other encumbrances other than (a) Permitted Liens, (b) those arising pursuant to or described in this Agreement, the Organizational Documents of the Project Company, or applicable securities Laws or (c) for Taxes not yet due or delinquent and, without limiting the generality of the foregoing, none of the Project Company Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of the Project Company, other than the limited liability company agreement of the Project Company. The Project Company Interests are duly authorized, validly issued, fully paid and nonassessable and constitute all of the outstanding equity interests of the Project Company. Except as set forth on Schedule 4.3, there are no outstanding Equity Securities of the Project Company. Except as set forth on Schedule 4.3 or as described in Section 6.21, the Project Company has not granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of the Project Company.
     Section 4.4 Business. Except as disclosed in Schedule 4.4 and except for the Terminated Contracts, (a) the Business of the Project Company is the only business operation currently carried on by the Project Company and (b) the Assets owned, leased, licensed or contracted by the Project Company constitute the tangible Assets that are sufficient to operate the Project as currently operated, except for matters that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     Section 4.5 Bank Accounts. Schedule 4.5 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which the Project Company maintains accounts of any nature or safe deposit boxes and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
     Section 4.6 Subsidiaries. The Project Company has no subsidiaries and does not own Equity Securities in any Person.
     Section 4.7 Legal Proceedings. Except as set forth on Schedule 4.7, no Claim is pending against, and to Seller’s Knowledge, none has been threatened against the Project Company that (a) affects the Project Company or the Assets of the Project Company and would, in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
     Section 4.8 Compliance with Laws and Orders. Except as set forth on Schedule 4.8, the Project Company is in compliance with all Laws and orders applicable to it and its operations or Assets except where any such failure to comply would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     Section 4.9 Balance Sheets; No Undisclosed Liabilities. Seller has previously delivered to Buyer an unaudited balance sheet of the Project Company as at December 31, 2005, December 31, 2006 and March 31, 2007 (collectively, the “Balance Sheets”). Except as set forth on Schedule 4.9, the Balance Sheets have been prepared in accordance with GAAP. The Balance Sheets may not include all footnotes and disclosures required by GAAP. Except for (a) current liabilities reflected in the Closing Date Net Working Capital, (b) liabilities which will not be payable by the Project Company after the Closing, (c) liabilities in an aggregate amount up to 10% of the Base Purchase Price with respect to which Seller, in its sole discretion, has indemnified Buyer, in form and substance reasonably satisfactory to Buyer, without any effect on Buyer’s rights under Article X, and (d) liabilities disclosed in Schedule 4.9, the Project

Company has no liability that would be required to be reflected on the Balance Sheet prepared in accordance with GAAP which (x) are not reflected or reserved against in the Balance Sheet and (y) is in excess of $500,000 individually or $5,000,000 in the aggregate. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that the consummation of the transactions contemplated by the Mirant PSA may impact or result in changes to the Balance Sheets and that Seller is not making any representations or warranties in this Agreement regarding any such impacts or changes.
     Section 4.10 Absence of Certain Changes. Except as set forth on Schedule 4.10, from March 31, 2007 to the date of this Agreement, the Project Company has operated in all material respects in the ordinary course of business, consistent with past practices. From March 31, 2007 to the date of this Agreement, there has not been any (a) Material Adverse Effect or (b) event or condition that would reasonably be expected to prevent or delay Seller from consummating the transactions contemplated by this Agreement.
     Section 4.11 Taxes. Except as set forth on Schedule 4.11, (a) all Tax returns that are required to be filed on or before the Closing Date by the Project Company have been or will be duly and timely filed, taking into account all permitted extensions, (b) all material Taxes of the Project Company that are due and payable have been paid in full, (c) all material withholding Tax requirements imposed on the Project Company have been satisfied in full, except for amounts that are being contested in good faith, (d) the Project Company does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (e) there are no pending or active audits or legal proceedings involving Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other claims for material unpaid Taxes of the Project Company, (f) the Project Company is classified as an entity disregarded as separate from its owner for federal income tax purposes and has been since inception, (g) all deficiencies asserted or assessments made as a result of any examination of Tax returns of the Project Company have been paid in full or are being timely and properly contested in good faith, and (h) there are no Liens for Taxes (other than Permitted Liens) on any of the Assets of the Project Company.
     Section 4.12 Regulatory Status. Except as set forth on Schedule 4.12, the Project Company (i) is an “Exempt Wholesale Generator” within the meaning of the PUHCA of 2005; (ii) is subject to regulation under the FPA as a “public utility”; (iii) has been authorized by FERC to make sales of energy and capacity at market-based rates pursuant to Section 205 of the FPA; and (iv) has been granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA.
     Section 4.13 Contracts.
     (a) Excluding Contracts for which neither the Project Company nor any of the Assets of the Project Company will be bound or have liability after Closing and Contracts which can be terminated upon 30 days’ (or less) notice without material liability and without any material obligations arising during such 30-day period, Schedule 4.13 sets forth a list as of the date of this Agreement of the following Contracts to which the Project Company is a party or by which the

Assets of the Project Company may be bound (the Contracts listed on Schedule 4.13 that meet the descriptions in this Section 4.13 being collectively, the “Material Contracts”):
     (i) Contracts for the future purchase, exchange or sale of natural gas, other than in each case Contracts with a nominal value of less than $250,000 individually or $1,750,000 in the aggregate;
     (ii) Contracts for the future purchase, exchange, transmission or sale of electric power in any form, including energy, capacity or any ancillary services other than in each case Contracts with a nominal value of less than $250,000 individually or $1,750,000 in the aggregate;
     (iii) Contracts for the future transportation of natural gas other than Contracts with a nominal value of less than $250,000 individually or $1,750,000 in the aggregate;
     (iv) interconnection Contracts;
     (v) other than Contracts of the nature addressed by Section 4.13(a)(i)-(iii), Contracts (A) for the purchase or sale of any Asset or that grant a right or option to purchase or sell any Asset, other than in each case Contracts relating to Assets or services with a nominal value of less than $250,000 individually or $1,750,000 in the aggregate and (B) for the provision or receipt of any services or that grant a right or option to provide or receive any services, other than in each case Contracts relating to services with a nominal value of less than $250,000 individually or $1,750,000 in the aggregate;
     (vi) Contracts under which it has created, incurred, assumed or guaranteed any outstanding Indebtedness, or under which it has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding Indebtedness;
     (vii) outstanding agreements of guaranty, indemnity, surety or similar obligation, direct or indirect, by the Project Company;
     (viii) other than Contracts of the nature addressed by Section 4.13(a)(i) — (iii), Contracts with Seller or any of its Affiliates relating to the future provision of goods or services;
     (ix) any collective bargaining Contracts or other employment Contracts;
     (x) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, natural gas or securities, other than in each case Contracts with a nominal value of less than $250,000 individually or $1,750,000 in the aggregate;
     (xi) Contracts that limit the Project Company’s freedom to compete in any line of business or in any geographic area;
     (xii) partnership, joint venture, or limited liability company agreements;

     (xiii) real property leases and any ground leases relating to the Property;
     (xiv) Contracts relating to any Equity Securities or other securities of the Project Company or rights in connection therewith;
     (xv) Contracts with Governmental Authorities regarding Taxes or tax abatement and water services; and
     (xvi) any other Contracts reasonably necessary for the Project Company to conduct its Business with a total nominal value of greater than $250,000 individually or $1,750,000 in the aggregate.
     (b) Seller has provided Buyer with, or access to, copies of all Material Contracts.
     (c) Each of the Material Contracts (other than any Material Contract which will terminate or expire by its terms prior to Closing) is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Project Company party thereto and, to Seller’s Knowledge, of the other parties thereto except in each case where the failure to be in full force and effect or constitute a binding obligation would not reasonably be expected to result in a Material Adverse Effect.
     (d) The Project Company is not in material breach or material default under any Material Contract and to Seller’s Knowledge, no other party to any of the Material Contracts is in material breach or material default thereunder.
     Section 4.14 Real Property. The Project Company owns or leases (and with respect to each such (a) owned Property that is material to the Project Company, has good, valid and marketable fee simple title to, or (b) lease that is material to the Project Company, has good and valid leasehold title to) all material Property described in Schedule 4.14 as being owned or leased by the Project Company, in each case, free and clear of all Liens (except for Permitted Liens). The title insurance premium on the Title Policy has been paid and the Title Policy is in effect. The Property and the Business comply with all applicable zoning, subdivision and land use Laws and special use Permits, except where any such failure to comply would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     Section 4.15 Permits.
     (a) Schedule 4.15(a) sets forth all Permits held by the Project Company that are required for the ownership and operation of the Project by the Project Company in the manner in which they are currently owned and operated, except where the absence of such Permit would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. All Permits set forth on Schedule 4.15(a) are in full force and effect.
     (b) The Project Company is in compliance with all Permits set forth on Schedule 4.15(a), except where any such failure to comply would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and the Project Company has not received any written notification from any Governmental Authority alleging that it is in violation of any such Permits, except where any such violations would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     Section 4.16 Environmental Matters.
     (a) Seller has made available to Buyer copies of all material environmental site assessment reports in the possession of Seller or the Project Company that are not subject to a claim of legal privilege by Seller, Mirant, any Affiliate of Mirant or the Project Company and that relate to environmental matters in connection with operation of the Project.
     (b) Except as would not reasonably be expected to have a Material Adverse Effect:
     (i) the Project Company has operated, since January 3, 2006, in compliance with all applicable Environmental Laws;
     (ii) the Project Company has not been served with notice of any Environmental Claims, actions, proceedings or investigations that are currently outstanding, and no Environmental Claims are pending or, to Seller’s Knowledge, threatened, against the Project Company by any Governmental Authority under any Environmental Laws;
     (iii) there is no site to which the Project Company has transported or arranged for the transport of Hazardous Materials associated with the Project Company which, to Seller’s Knowledge, is the subject of any environmental action that would result in an Environmental Claim;
     (iv) there has been no Release of any Hazardous Material at or from the Project in connection with construction of the Project or the Project Company’s operations at the Project that would result in an Environmental Claim; and
     (v) Since May 1, 2007, the Project Company has not filed a notice with any Government Authority of any Release of any Hazardous Material to the environment, other than those Release notifications which are subject to and would be filed pursuant to any Permits held by the Project Company.
     (c) Schedule 4.16(c) sets forth all emission reduction credits and emissions allowances that have been allocated to the Project Company as of the date of this Agreement.
     Section 4.17 Intellectual Property.
     (a) The Project Company owns, or has the licenses or rights to use for its Business, all material Intellectual Property currently used in its Business.
     (b) To Seller’s Knowledge, as of the date of this Agreement, the Project Company had not received from any third party a claim in writing that the Project Company is infringing in any material respect the Intellectual Property of such third party.

     Section 4.18 Brokers. The Project Company has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     Section 4.19 Employees and Labor Matters. Except as described on Schedule 4.19:
     (a) the Project Company does not have, and on the Closing Date will not have, any employees;
     (b) the persons identified on Schedule 4.19(b) provide full-time on site services to the Project Company and are employed by a third party vendor pursuant to an agreement with an Affiliate of Seller (the “Employees”);
     (c) Schedule 4.19(c) lists each Contract between a third-party vendor and the Project Company, Seller or any Affiliate of Seller pursuant to which employees of a third-party vendor provide material on site employee services principally dedicated to the Project Company;
     (d) the persons identified with an asterisk by their name on Schedule 4.19(b) are represented by a union or other collective bargaining entity (the “CBA Employees”);
     (e) there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute by or involving any of the Employees with respect to the Project Company in the past two years, except, with respect to any such events or occurrences arising after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in a Material Adverse Effect;
     (f) To the Knowledge of Seller, neither Seller nor any of its Affiliates has received written notice of any unfair labor practice charge against the Project Company or against Seller or any of its Affiliates regarding practices/acts at the Project Company pending before the National Labor Relations Board and neither Seller nor any of its Affiliates has received notice that any petition respecting any Employees or former employees of Seller or its Affiliates who were principally dedicated to the Project Company has been filed with the National Labor Relations Board, except for such matters as, in each case, would not reasonably be expected to result in a Material Adverse Effect;
     (g) neither Seller nor any of its Affiliates have received any notice with respect to the Employees and former employees of Seller or its Affiliates who were principally dedicated to the Project Company of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and Seller and its Affiliates are in compliance with all applicable Laws respecting employment practices, occupational health and safety, labor relations, terms and conditions of employment and similar Laws with respect to the Employees and former employees of Seller or its Affiliates who were principally dedicated to the Project Company, except, in each case, where such notice or failure to comply would not reasonably be expected to result in a Material Adverse Effect; and

     (h) neither Seller nor any of its Affiliates have received notice of any investigation related to the Employees and former employees of Seller or its Affiliates who were principally dedicated to the Project Company by a Governmental Authority responsible for the enforcement of labor or employment Laws and regulations and, to Seller’s Knowledge, no such investigation is threatened, except, with respect to any such notices received or investigation threatened after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in a Material Adverse Effect.
     Section 4.20 Employee Benefits.
     (a) Schedule 4.20 contains a complete list of all Benefit Plans. Copies of all Benefit Plan summary plan descriptions have been made available to Buyer for review. To the Knowledge of Seller, each Benefit Plan has been administered in accordance with its terms and the Project Company has met its obligations with respect to such Benefit Plan and has made all required contributions thereto. To the Knowledge of Seller, the Project Company and all Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code.
     (b) The Project Company does not have, and on the Closing Date will not have, any liability with respect to any “employee benefit plans” (as defined in Section 3(3) of ERISA).
     (c) All the Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination or opinion letter has been revoked; and, to the Knowledge of Seller, (i) such revocation has not been threatened and (ii) no act or omission has occurred, that would adversely affect a Benefit Plan’s qualification.
     (d) Except as set forth in Schedule 4.20, there does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability that would be a liability of Buyer following the Closing. Without limiting the generality of the foregoing, neither Seller, nor the Project Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.
     (e) To the Knowledge of Seller, no act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject the Project Company to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code, the imposition of which would reasonably be expected to result in a Material Adverse Effect.
     (f) Except as set forth on Schedule 4.20, with respect to each Multiemployer Plan contributed to by the Project Company or the ERISA Affiliates of the Project Company: (i) neither the Project Company nor the ERISA Affiliates of the Project Company have incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither of the Project Company nor ERISA Affiliates of the Project Company has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, or may be reasonably expected to be in reorganization or to be terminated.

     Section 4.21 May Balance Sheet. The unaudited balance sheet of the Project Company as of May 1, 2007 (the “May Balance Sheet”) to be delivered by Seller to Buyer pursuant to Section 6.22 shall be prepared from the books and records of the Project Company and present fairly, in all material respects, the financial condition of the Project Company as of the date thereof. The May Balance Sheet shall be prepared in accordance with GAAP, subject to the absence of footnotes, cash flow statements, income statements, changes in position and other presentation items required by GAAP, and normal year-end adjustments.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer hereby represents and warrants to Seller that:
     Section 5.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Michigan. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on its ability to perform such actions hereunder.
     Section 5.2 Authority; Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party have been duly and validly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and each Ancillary Agreement to which the Seller is a party when executed and delivered on the Closing Date will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.
     Section 5.3 No Conflicts. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:
     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of such Person’s Organizational Documents;
     (b) be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, lapse of time, or both) any material Contract to which Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or
     (c) assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Buyer or any of its Assets which would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or (ii) require any material consent or approval of any Governmental Authority or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.
     Section 5.4 Legal Proceedings. Buyer has not been served with notice of any Claim, and to Buyer’s knowledge, none is threatened, against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
     Section 5.5 Compliance with Laws and Orders. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its Assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.
     Section 5.6 Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or the Project Company could become liable or obligated.
     Section 5.7 No Knowledge of Seller’s Breach. Neither Buyer nor any of its Affiliates or Representatives has actual knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. Buyer shall notify Seller as promptly as practicable if any such information comes to its attention prior to Closing.
     Section 5.8 Financial Resources. Buyer has and will have available at the Closing funds sufficient to pay the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated by this Agreement. Buyer knows of no circumstance or condition that could be reasonably expected to prevent the availability at Closing of such cash.
     Section 5.9 No Conflicting Contracts. Except as set forth in Schedule 5.9, neither Buyer nor any of its Affiliates is a party to any Contract to build, develop, acquire or operate any power facility that would reasonably be expected to cause a delay in any Governmental Authority’s granting of a Buyer Approval or a Seller Approval, and neither Buyer nor any of its Affiliates has any plans to enter into any such Contract prior to the Closing Date.
     Section 5.10 Opportunity for Independent Investigation; No Other Representations. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Project Company, the Assets of the Project Company and the Project, including the condition, the cash flow and the prospects of the Project Company. In making its decision to execute this Agreement and to purchase the Company Interests, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement. Buyer acknowledges that: (a) it has had the opportunity to visit with Seller and meet with its Representatives to discuss the Project Company and its condition, cash flows and prospects, (b) all materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction; and (c) except as set forth in Article III and Article IV, none of Seller, the Project Company or any Affiliate thereof makes any representation or warranty, express or implied, as to the Project Company or the Assets of the Project Company.
ARTICLE VI
COVENANTS
     The Parties hereby covenant and agree as follows:
     Section 6.1 Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):
     (a) The Parties will, in order to consummate the transactions contemplated hereby, (i) take all Reasonable Best Efforts necessary, and proceed diligently and in good faith and use all Reasonable Best Efforts, as promptly as practicable to obtain the Seller Approvals, Company Consents, the Acceptable Order and Buyer Approvals and to make all required filings required to be made by it with, and to give all required notices to, Governmental Authorities, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.
     (b) The Parties will provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.
     (c) In furtherance of the foregoing covenants:
     (i) Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the FERC or under the HSR Act or any other federal, state or local Laws (excluding with respect to the MPSC filing, which is provided for under clause (iv) below). Each Party shall submit such filings as soon as practicable, but in no event later than (i) 45 days (subject to extension of such period upon consent of the other party, which consent shall not be unreasonably withheld) after the execution hereof for filings with the FERC, and (ii) 21 days after the execution hereof for filings under the HSR Act or any FCC filings. The Parties shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party shall have the right to review in advance all information related to Seller, the Project Company or Buyer, as applicable, and the transactions contemplated by this Agreement with respect to any filing made by the other Party in connection with the transactions contemplated by this Agreement.
     (ii) The Parties shall not, and shall cause their respective Affiliates not to, take any action that is intended to adversely affect the approval of any Governmental Authority of any of the filings referenced in clause (i).
     (iii) Buyer shall cooperate in good faith with all Governmental Authorities and shall undertake Reasonable Best Efforts to complete promptly and lawfully the transactions contemplated by this Agreement.
     (iv) Buyer shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with the MPSC. Buyer shall submit such filings as soon as practicable, but in no event later than 45 days (subject to extension of such period upon consent of the other party, which consent shall not be unreasonably withheld) after the execution hereof for filings with the MPSC. Buyer shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings. Seller shall have the right to review in advance all information related to Seller, the Project Company or Buyer and the transactions contemplated by this Agreement with respect to any filing made by Buyer in connection with the transactions contemplated by this Agreement. Buyer shall not, and shall cause its Affiliates not to, take any action that is intended to adversely affect the approval of the MPSC of the filing referenced in clause (iv).
     (v) Seller shall file with the appropriate Governmental Authority an application for the transfer of the Wastewater Permit to Buyer.
     Section 6.2 Access of Buyer and Seller.
     (a) During the Interim Period, Seller will, and will cause the Project Company and its Representatives to (i) provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Project Company and the officers and employees of Seller and its Affiliates who have significant responsibility for the Project Company, but only to the extent that such access does not unreasonably interfere with the business of Seller or the Business and that such access is reasonably related to the requesting Party’s obligations and rights hereunder, and subject to compliance with applicable Laws and any Contracts or Permits to which Seller, the Project Company or any of their Affiliates is a party; provided, however, that Seller shall have the right to (x) have a Representative present for any communication with employees or officers of Seller or its Affiliates, (y) impose reasonable restrictions and requirements for safety purposes and (z) restrict access to any privileged information relating to any pending or threatened Claim, (ii) subject to the foregoing clause (z), furnish Buyer, Buyer’s Representatives and Buyer’s prospective lenders and their representatives (collectively, “Buyer’s Advisors”) with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.
     (b) Buyer agrees to indemnify and hold harmless Seller, its Affiliates and its Representatives for any and all liabilities, losses, costs or expenses incurred by Seller, its Affiliates or its Representatives to the extent arising out of the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Property.
     (c) From and after Closing, Buyer agrees to preserve and keep the books and records of the Project Company (including all accounting records) for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Authority or ongoing litigation. If Buyer wishes to destroy such records after such time period, it shall give 60 days’ prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice within such 60-day period, to take possession of the books and records within 90 days after the date of Buyer’s notice to Seller. From and after Closing, Buyer agrees, upon reasonable prior notice from Seller, to provide to Seller and its Representatives access to or copies of books and records of the Project Company to the extent relating to events that occurred prior to Closing and to the extent needed for a legitimate business purpose.
     Section 6.3 Certain Restrictions.
     (a) Except as required or expressly permitted hereby, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise set forth in Schedule 6.3, during the Interim Period, Seller will (i) cause the Project Company to operate in the ordinary course of business consistent with Prior Electrical Practices, (ii) use Reasonable Best Efforts to preserve, maintain and protect in all material respects consistent with past practices the Assets, rights, Properties and goodwill of the Project Company (including by using Reasonable Best Efforts to maintain in all material respects the Project Company’s relationships with customers, suppliers and Governmental Authorities), and (iii) use Reasonable Best Efforts to maintain the Permits in accordance with past practices. Without limiting the foregoing, except (x) as otherwise required or expressly permitted hereby or required by the terms of any Permit identified on Schedule 4.15(a) or any Material Contract, (y) as set forth in Schedule 6.3 or (z) as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that this Section 6.3 shall not apply to Terminated Contracts or services terminated pursuant to Section 6.6), during the Interim Period, Seller shall not, and shall cause the Project Company not to, with respect to the Project Company or the Project:
     (i) (A) create any Lien (other than a Permitted Lien) against any of the Assets of the Project Company, or (B) permit any Lien (other than a Permitted Lien or any Lien permitted after the date hereof by the Project Company or any Affiliate of Seller the release of which Seller is pursuing by commercially reasonable efforts) against any of the Assets of the Project Company;
     (ii) except for any Contract entered into, terminated or amended in the ordinary course of business consistent with past practices which will be fully performed prior to Closing, including short-term hedges, (A) enter into any Material Contract or any other Contract involving total consideration throughout its term in excess of $250,000 individually or $1,750,000 in the aggregate for all such Contracts or (B) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract or any other Contract which waivers involve total consideration throughout its term in excess of $250,000 individually or $1,750,000 in the aggregate for all such waivers;
     (iii) sell, transfer, remove, assign, convey, distribute or otherwise dispose of, or use, other than in the ordinary course of business consistent with past practices, any material Asset of the Project Company, including capital spares and other inventory;
     (iv) sell, transfer, assign or convey the emissions allowances or emission reduction credits set forth on Schedule 4.16(c) or any emissions allowances or emission reduction credits allocated to the Project Company after the date hereof; provided that nothing in this clause (iv) shall restrict the use after the date hereof by the Project Company of any emissions allowances or emission reduction credits;
     (v) other than accounts payable in the ordinary course of business, incur, create, assume or otherwise become liable for Indebtedness or issue any debt securities or assume or guarantee the obligations of any other Person;
     (vi) except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business or the Project Company;
     (vii) fail to maintain its limited liability company existence merge or consolidate the Project Company with any other Person or cause the Project Company to acquire all or substantially all of the Assets of any other Person or take any other action that would cause the Project Company to be treated as other than a disregarded entity or a partnership for federal income tax purposes prior to the Closing;
     (viii) issue, reserve for issuance, pledge or otherwise encumber, sell or redeem or enter into any Contract with respect to any limited liability company interests, or Equity Securities of the Project Company;
     (ix) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations of the Project Company;
     (x) cause the Project Company to purchase any securities of any Person, except for short-term investments made in the ordinary course of business consistent with past practices;

     (xi) amend or modify the Organizational Documents of the Project Company;
     (xii) cancel any Indebtedness or waive any claims or rights having a value in excess of $500,000;
     (xiii) make any new, or change any existing, material election with respect to Taxes, or settle any material Tax liability that would adversely affect Buyer or the Project Company after the Closing;
     (xiv) incur any capital expenditure or major maintenance expenditure in excess of the amounts set forth on the Budget, except for Agreed Capital Expenditures;
     (xv) settle any dispute or Claim or compromise or settle any material liability which results in a material non-current liability becoming due from the Project Company after Closing or restrictions or limitations that materially and adversely affect the Project Company’s ability to conduct business after Closing;
     (xvi) except in the ordinary course of business consistent with past practices or as otherwise required by the terms of any collective bargaining agreement, increase salaries or aggregate benefits payable to the Employees;
     (xvii) fail to discharge any material liability of the Project Company or make any material payment of the Project Company as it comes due except in connection with a good faith dispute; or
     (xviii) agree or commit to do any of the foregoing.
     (b) Notwithstanding the foregoing, Seller may permit the Project Company to take commercially reasonable actions with respect to emergency situations as reasonably determined by Seller so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business consistent with past practices.
     Section 6.4 Use of Certain Names.
     (a) Within 10 days following Closing, Buyer shall cause the Project Company to cease using the name “LS Power” and any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from the Property and Assets of the Project Company and disposing of any unused stationery and literature of the Project Company bearing the Seller Marks, and thereafter, Buyer shall not, and shall cause the Project Company and its Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Project Company have no rights whatsoever to use such Intellectual Property. Without limiting the foregoing:
     (i) Within 3 Business Days after the Closing Date, Buyer shall cause the Project Company whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks.

     (ii) Within 30 days after the Closing Date, Buyer shall provide evidence to Seller, in a format that is reasonably acceptable to Seller, that Buyer has made all filings with each Governmental Authority to change names as required pursuant to clause (i) above and has provided notice to all applicable Governmental Authorities and all counterparties to the Material Contracts regarding the sale of the Project Company and the Assets of the Project Company to Buyer and the new addresses for notice purposes.
     (b) Notwithstanding Buyer’s right to use the Seller Marks for the time periods set forth in Section 6.4(a), Buyer acknowledges and agrees as follows: (i) neither Buyer nor any of its Affiliates (including the Project Company after the Closing Date) shall be deemed an agent, representative or joint venture partner of Seller; (ii) Seller shall retain sole and exclusive ownership of the Seller Marks, and all goodwill and rights related thereto; (iii) all use of the Seller Marks by Buyer and its Affiliates (including the Project Company after the Closing Date) shall inure exclusively to the benefit of Seller; (iv) Buyer and its Affiliates (including the Project Company after the Closing Date) shall take no action inconsistent with Seller’s rights, or the rights of any of Seller’s Affiliates, with respect to the Seller Marks; (v) Buyer and its Affiliates (including the Project Company after the Closing Date) shall maintain, or cause to be maintained, the quality of the respective goods and services associated with the use of the Seller Marks by Buyer or its Affiliates at substantially the same level maintained by Seller or its respective Affiliates immediately prior to the Closing Date; (vi) Buyer and its Affiliates (including the Project Company after the Closing Date) shall not engage in any conduct or take part in any activity that would be reasonably likely to (A) impair the validity or enforceability of the Seller Marks, (B) dilute the distinctiveness of the Seller Marks, (C) disparage the Seller Marks or (D) be considered an infringement or other violation of the rights of Mirant, Seller or their respective Affiliates in the Seller Marks; (vii) Buyer and its Affiliates (including the Project Company after the Closing Date) shall not co-brand any of their goods or services (or communications describing such goods or services) using any of the Seller Marks; and (viii) notwithstanding anything to the contrary contained in Article X, and irrespective of such Article X, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against, and in respect of, any and all Losses incurred or suffered by Seller or Indemnified Party to the extent arising out of or relating to any use of any of the Seller Marks by Buyer or any of its Affiliates (including the Project Company after the Closing Date).
     Section 6.5 Termination of Certain Services and Contracts. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, Seller shall (a) terminate, sever, or assign to Seller or an Affiliate thereof effective upon or before the Closing any services provided to the Project Company by Seller or an Affiliate thereof, including the termination or severance of insurance policies (including those policies referred to in Section 6.8), Tax services, legal services and banking services (to include the severance of any centralized clearance accounts), (b) terminate or assign to Seller or any Affiliate thereof each Contract listed on Schedule 6.5, and (c) cause all Claims or obligations (contingent or otherwise) between the Project Company, on one hand, and Seller or an Affiliate thereof, on the other, to be released effective immediately prior to Closing (collectively such services, Contracts, claims or obligations, the “Terminated Contracts”).

     Section 6.6 Employee and Benefit Matters
     (a) Buyer shall, within 45 days after the date hereof, offer employment on an unconditional basis to all Non-CBA Employees on the terms described in Section 6.6(c), other than the Employees who are on military leave or who as of the Closing have been, or are reasonably likely to be, approved for long term disability benefits. From time to time prior to the Closing Date, Seller shall use its commercially reasonable efforts to update Schedule 4.19(b) to (i) remove any Employees who cease to provide full-time on site services to the Project Company specified on Schedule 4.19(b) after the date hereof and (ii) add any person to fill a vacancy that begin providing full-time on site services to the Project Company specified on Schedule 4.19(b) after the date hereof.
     (b) Schedule 4.19 sets forth the collective bargaining agreement or agreements to which the Project Company is a party or is subject (each, a “CBA” and collectively, the “CBAs”). From and after the Closing Date, Buyer agrees to cause the Project Company to fulfill all of the Project Company’s obligations under the CBA, including, without limitation, (i) offering employment to all CBA Employees and (ii) treating all CBA Employees in accordance with the terms of such CBA through the expiration date or earlier permitted termination of the CBA. Except for the obligation to make contributions to a Multiemployer Plan in accordance with the CBA, Buyer and its Affiliates shall not assume sponsorship of or any obligation under any Benefit Plans, but instead shall establish their own benefit plans or otherwise contribute to appropriate benefit plans in order to comply with the terms of the CBA.
     (c) Immediately following the Closing Date and for a period of at least two (2) years from the Mirant Closing, each Non-CBA Employee who accepts Buyer’s offer of employment (each, a “Transferred Employee”) shall be paid an annual rate of salary or an hourly wage and a bonus that is the same or greater than that being paid to such Transferred Employee immediately before the Closing, shall have the same (or better) terms and conditions of employment, including, but not limited to vacation and paid time-off policies, as in effect on the Closing Date and shall immediately participate in employee benefit plans of the Buyer that are equivalent in the aggregate to the employee benefit plans covering such Transferred Employee immediately before the Closing.
     (d) Without limiting the generality of Section 6.6(a), Buyer agrees that (i) Buyer will cause its benefit plans to recognize all previous service principally dedicated to the Project Company for the purpose of determining eligibility for and entitlement to benefits, including vesting and benefit accrual; (ii) Buyer will cause one or more group health plans offered to Transferred Employees to recognize all deductibles and coinsurance payments accrued by the Transferred Employees prior to the Closing Date and to waive any preexisting condition limitations, actively at work exclusions and waiting periods for the Transferred Employees; (iii) for the remainder of the calendar year in which the Mirant Closing occurs and for the two (2) succeeding years, the vacation and paid time-off offered to the Transferred Employees shall be equal to or greater than the vacation and paid time-off offered to such Transferred Employees on the Closing Date; (iv) Buyer shall maintain for at least two (2) years starting on the Mirant Closing the same or better severance arrangements applicable to the Transferred Employees that were in effect on the Closing Date; and (v) after the second anniversary of the Mirant Closing, subject to applicable

Law, Buyer shall provide the Transferred Employees with base salary and overall benefits (including retiree benefits) that are no less favorable, in the aggregate, than those then provided to similarly-situated employees of Buyer.
     (e) Buyer shall take the necessary action to cause Buyer’s defined contribution plan or plans to accept the rollovers of any “eligible rollover distributions” (as defined in the Code) of Transferred Employees from any qualified plans in which Transferred Employees are participating immediately prior to Closing.
     (f) Buyer assumes no liability with respect to, and receives no right or interest in, any Benefit Plan. At the close of business on the Closing Date, all Employees shall cease participation in all Benefit Plans, except with respect to benefits accrued as of, or claims incurred on or prior to, the Closing Date, and except that each Employee who is on long-term disability leave immediately prior to the Closing shall continue to be covered by the long-term disability plan maintained for the benefit of such Employee as of the Closing Date for such covered disability.
     (g) All Employees shall become vested in their benefits accrued in any Benefit Plan as of the Closing Date in accordance with the terms of such Benefit Plan.
     (h) Buyer shall be a “successor employer” (as described in the regulations under Section 4980B of the Code) for purposes of providing continuation group health plan coverage as required under Section 4980B of the Code (“COBRA Continuation Coverage”) and shall provide COBRA Continuation Coverage for the Employees and their “qualified beneficiaries” (as defined in Section 4980B of the Code) with respect to “qualifying events” (as defined in Section 4980B of the Code) that occur on, prior to, or after the Closing Date.
     (i) Within a reasonable time prior to Closing, Seller shall provide Buyer with such pertinent data or information as Buyer shall reasonably require to determine each Employee’s service, compensation or any other information related to benefits necessary to implement the requirements of this Section 6.6 on the Closing Date. To the extent the consent of an Employee is required in order for Seller to deliver any such pertinent data, records or information to Buyer, Seller agrees to use its commercially reasonable efforts to secure such consent.
     (j) Buyer shall have the right to use a third party vendor to hire Employees and to perform certain actions on behalf of Buyer under this Section 6.6, but no such use or designation shall release Buyer from its obligations hereunder.
     Section 6.7 Indebtedness. Notwithstanding anything in this Agreement to the contrary, prior to or at the Closing, Seller shall cause any and all Indebtedness of the Project Company to be paid in full and any and all Liens (other than (i) Permitted Liens, except for those Permitted Liens securing any Indebtedness existing prior to Closing, and (ii) Liens created by or at the behest of Buyer) securing any such Indebtedness to be released such that Buyer shall acquire the Project Company free of any such Indebtedness or any such Liens.
     Section 6.8 Insurance. Seller shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Assets of the Project Company until the

Closing or shall replace them with reasonably comparable policies. All such insurance coverage shall be terminated as of the Closing. Buyer shall be solely responsible for providing insurance to the Project Company for any event or occurrence that occurs after the Closing. Without limiting the rights of Buyer set forth elsewhere in this Agreement, for a period of two years after the Closing Date, if any claims may reasonably be made, or Losses occur prior to the Closing Date, that relate to the Project Company, the Assets of the Project Company, the Project or the Business, and such claims, or the claims associated with such Losses, may be made against third-party insurance policies retained by Seller or its Affiliates (and specifically not any self-insurance), then Seller (on behalf of itself and its Affiliates) shall, at Buyer’s request and at Buyer’s sole cost and expense (which costs and expenses shall be reimbursed to Seller, as incurred), use its commercially reasonable efforts in an effort to permit after the Closing Date Buyer in cooperation with Seller to file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies (but only to the extent the terms and conditions of such policies reasonably would provide coverage for such claims, or the claims associated with such Losses and it would not materially interfere with or materially prejudice Seller’s or its Affiliates’ relationships with their insurance carriers), and, subject to all of the foregoing, Seller (on behalf of itself and its Affiliates) agrees (at Buyer’s sole cost and expense) to otherwise reasonably cooperate with Buyer or its Affiliates to make the benefits of any such third-party insurance policies available to Buyer or its Affiliates.
     Section 6.9 Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, subject to Section 11.3, Buyer and Seller each shall pay 50% of any Transfer Taxes imposed on Buyer, Seller or the Project Company by Law as a result of the sale of the Company Interests. Accordingly, if either Buyer or Seller (or their respective Affiliates) is required at Law to pay more than its share of any such Transfer Taxes, the other such Party shall promptly reimburse such first Party for such amounts. Seller and Buyer shall timely file their own Transfer Tax returns as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are filed in a consistent manner. Notwithstanding the foregoing, Buyer shall be solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure the Project Company or to convey, distribute or transfer any assets, properties or other rights by deed, bill of sale or otherwise to or from the Project Company in each case after the Closing.
     Section 6.10 Books and Records. Seller shall deliver the books and records of the Project Company in Seller’s possession (including those set forth on Schedule 6.10) to Buyer as promptly as practicable following the Closing Date if such books and records are not present at the Project Company on the Closing Date (it being agreed that Seller may retain a copy thereof).
     Section 6.11 Tax Matters. Except as provided in Section 6.9 relating to Transfer Taxes:
     (a) With respect to any Tax return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to the Project Company, (i) Seller shall cause such Tax return to be prepared in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by change in Law or fact and shall deliver such Tax return as so prepared to Buyer not later than 15 days prior to the due date (including extensions) for filing such Tax return for Buyer’s review and comments, (ii) Seller shall cooperate and consult with Buyer to finalize such Tax return, and (iii) thereafter, subject to Seller’s payment to Buyer of such Tax in compliance with Section 6.11(b), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return. With respect to any Tax return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to the Project Company, (x) Buyer shall cause such Tax return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by Law or fact) and shall deliver a draft of such Tax return to Seller for Seller’s review and approval at least 15 days prior to the due date (including extensions) for filing such Tax return, (y) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax return, and (z) thereafter, subject to Seller’s payment to Buyer of any portion of such Tax in compliance with Section 6.11(b), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return.
     (b) Seller shall be responsible for and indemnify the Buyer Indemnified Parties against, and Seller shall be entitled to all refunds or credits of, any Tax with respect to the Project Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date. Within 5 days prior to the due date for the payment of any such Tax, Seller shall pay to Buyer the amount of such Taxes, less any prepaid Taxes. With respect to a Straddle Taxable Period, Seller and Buyer shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books of the Project Company as of the Closing Date, except for ad valorem, industrial facilities or property Taxes (“Property Taxes”) and franchise Taxes based solely on capital which shall be prorated on a daily basis to the Closing Date. For this purpose, any franchise Tax paid or payable with respect to the Project Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured. In determining whether a Property Tax is attributable to a Pre-Closing Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Property Tax bill that is issued with respect to that lien date or other valuation date.
     (c) Buyer shall be responsible for and indemnify Seller against, and Buyer shall be entitled to all refunds and credits of, all Taxes of the Project Company that are attributable to a taxable period (or portion thereof) beginning after the Closing Date.
     (d) With respect to any Tax for which Seller is responsible, Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes. Buyer shall (and shall cause the Project

Company to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Notwithstanding the foregoing, Buyer shall be entitled to participate in any proceeding involving a Pre-Closing Taxable Period, and Seller shall not settle any proceeding with respect to any issue that could materially and adversely affect Buyer or the Project Company in a taxable period (or portion thereof) beginning after the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld. Buyer shall (and shall cause the Project Company to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible within 20 days after its receipt of such notice; failure to give any such written notice within such 20-day period shall limit Seller’s indemnification obligation pursuant to this Agreement to the extent Seller is actually prejudiced by such failure.
     (e) Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Project Company within the possession of Seller (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause the Project Company to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Project Company for Pre-Closing Taxable Periods or Straddle Taxable Periods within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) and to any employees of the Project Company, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Project Company for Pre-Closing Taxable Periods or Straddle Taxable Periods until the later of (i) seven years or (ii) six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.
     (f) If after the Closing Buyer or the Project Company receives a refund or utilizes a credit of any Tax of the Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within 10 Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon net of any costs associated therewith. Buyer shall, and shall cause the Project Company to, use commercially reasonable efforts to obtain a refund or credit of any Tax of the Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Closing Taxable

Period or that portion of a Straddle Taxable Period ending on the Closing Date (including with respect to the transactions contemplated hereby).
     (g) To the extent that the provisions of Article X are inconsistent with or conflict with the provisions of this Section 6.11, the provisions of this Section 6.11 shall control, unless such provision in Article X expressly refers to Section 6.11, in which case such provision in Article X shall apply.
     Section 6.12 Schedule Update. From time to time prior to the Closing Date, Seller may at its option supplement or amend and deliver updates to the Schedules (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of Seller that has been rendered inaccurate since the date of this Agreement. If (a) Buyer has the right to terminate the Agreement pursuant to Section 9.1(c) and does not exercise such right as a result of such Schedule Update within 10 days and (b) the Schedule Update pursuant to this Section 6.12 relates to events occurring or conditions arising after the date of this Agreement, then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in Article III and IV as of the date of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter. If Seller delivers a Schedule Update that discloses matters that result in a breach of a representation or warranty of Seller in this Agreement that materially and adversely affects the business, financial condition or results of operations of the Project Company, then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in Article III and IV as of the date of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter; provided, however, that such Schedule Update shall not be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement for the purposes Article X and Seller shall indemnify Buyer for Losses arising from such breach without application of the limitations set forth on Section 10.2(c). For the avoidance of doubt, if Seller delivers a Schedule Update that discloses matters that do not result in a breach of a representation or warranty of Seller in this Agreement that materially and adversely affects the business, financial condition or results of operations of the Project Company, then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in Article III and IV as of the date of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter. Any Schedule Updates delivered pursuant to this Section 6.12 that relate to events occurring or conditions existing on or prior to the date of this Agreement shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.
     Section 6.13 Casualty. If any Asset of the Project Company is damaged or destroyed by casualty loss after the date hereof and prior to the Closing (a “Casualty Loss”), and (a) the cost of restoring such damaged or destroyed Asset to a condition reasonably comparable to its prior condition and (b) the amount of any lost profits reasonably expected to accrue after Closing as a result of such Casualty Loss to such Asset (net of and after giving effect to any insurance proceeds available to the Project Company for such restoration and lost profits and any tax benefits related thereto) (such costs and lost profits with respect to any Asset of the Project Company, the “Restoration Cost”) is greater than $2,500,000 but does not exceed 10% of the Base Purchase Price, Seller may elect to reduce the amount of the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Seller and selected by Buyer and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss), by notice to Buyer, and such Casualty Loss shall not affect the Closing. If Seller does not make any such election within 60 days after the date of such Casualty Loss, Buyer may elect to terminate this Agreement within 10 Business Days after the end of such 60 day period by written notice to Seller. If the Restoration Cost is in excess of 10% of the Base Purchase Price, Seller may, by notice to Buyer within 60 days after the date of such Casualty Loss, elect to (m) reduce the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Seller and selected by Buyer and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss), or (n) terminate this Agreement, in each case by providing written notice to Buyer. If Seller does not make any such election within 60 days after the date of such Casualty Loss, Buyer may elect to terminate this Agreement within 10 Business Days after the end of such 60 day period by written notice to Seller. If the Restoration Cost is $2,500,000 or less, (x) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (y) there shall be no reduction in the amount of the Purchase Price. To the extent Seller elects to reduce the amount of the Purchase Price by the estimated Restoration Cost pursuant to this Section 6.13, Buyer will, at Seller’s election, (i) assign to Seller any rights to any contribution available under any long term service agreement and any rights to insurance claims or recoveries available under insurance policies covering the Project or the Project Company or its properties or assets, or (ii) at Seller’s sole cost and expense, use commercially reasonable efforts to pursue such available contribution on Seller’s behalf for the benefit of Seller.
     Section 6.14 Condemnation. If any Asset of the Project Company is taken by condemnation after the date hereof and prior to the Closing and such Asset has the sum of (a) a condemnation value and (b) to the extent not included in preceding clause (a), the amount of any lost profits reasonably expected to accrue after Closing as a result of such condemnation of such Asset (net of and after giving effect to any condemnation award any tax benefits related thereto) (such sum with respect to any such Asset, the “Condemnation Value”) is greater than $2,500,000 but does not have a Condemnation Value (as determined by a qualified firm reasonably acceptable to Buyer and Seller and selected by Buyer and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss) in excess of 10% of the Base Purchase Price, Seller may elect to reduce the Purchase Price by such Condemnation Value (less the amount of any condemnation award and tax benefits related thereto) by notice to Buyer, and such condemnation shall not affect the Closing. If Seller does not make such an election within 60 days after the date of such condemnation, Buyer may elect to terminate this Agreement within 10 Business Days after such 60-day period by written notice to Seller. If the Condemnation Value is in excess of 10% of the Base Purchase Price, Seller may, by notice to Buyer within 60 days after the award of condemnation proceeds, elect to (m) reduce the Purchase Price by such Condemnation Value

(after giving effect to any condemnation award available and tax benefits related thereto) or (n) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Seller does not make such an election, then Buyer may, by written notice to Seller, terminate this Agreement within 10 Business Days of receipt by Buyer of Seller’s notice regarding its election. If the Condemnation Value is $2,500,000 or less, (x) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (y) the Purchase Price shall be reduced by the amount of any condemnation award received by Seller, net of any taxes paid thereon.
     Section 6.15 Confidentiality.
     (a) Any information or materials furnished by Seller to Buyer on and after the date of this Agreement shall be subject to the Confidentiality Agreement; provided that Buyer shall not have any obligation to maintain the confidentiality of information with respect to the Project Company from and after the Closing. In the event of any conflict between this Agreement and the Confidentiality Agreement, the Confidentiality Agreement shall prevail.
     (b) Upon the other Party’s prior written approval (which shall not be unreasonably withheld), Buyer may provide confidential information to any Governmental Authority with jurisdiction as necessary to comply with Section 6.1. To the extent permitted by Law, the Buyer shall seek confidential treatment for such confidential information provided to any Governmental Authority and Buyer shall notify Seller as far in advance as is practicable of its intention to release to any Governmental Authority any such confidential information.
     (c) The obligations of the Buyer in this Section 6.15 will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other, any transfer of the Company Interests and the Closing of the transactions contemplated in this Agreement.
     Section 6.16 Public Announcements. Subject to a Party’s reasonable judgment that it is otherwise required by Law or by the rules of a national securities exchange to make such disclosure, such Party shall, and shall cause its Affiliates (as applicable), to (a) consult with the other Party regarding the timing and content of all announcements regarding this Agreement, the Closing and the other transactions contemplated by this Agreement to the financial community, any Governmental Authority, customers, suppliers or the general public and (b) use its reasonable best efforts to agree upon the text of any such announcement with the other Party prior to its release.
     Section 6.17 Release of Guaranties, etc. With respect to each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement issued by or for the account of Seller or any of its respective Affiliates in relation to the Business shown on Schedule 6.17 and any other such guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement involving obligations of Seller or any of its respective Affiliates in the aggregate of not more than $1 million (collectively, the “Support Obligations”), Buyer shall obtain, prior to the Closing, substitute credit support arrangements in replacement for the Support Obligations, and shall procure that Seller and its Affiliates, and, where applicable, its sureties or letter of credit issuers, be fully released from its respective obligations under the

Support Obligations, in form and substance reasonably satisfactory to Seller. Seller will cooperate reasonably with Buyer with respect to the foregoing.
     Section 6.18 Distributions. Notwithstanding anything herein to the contrary, the parties agree that Seller shall have the right, at or prior to the Closing, to cause the Project Company to distribute all of the cash and accounts receivable held by the Project Company to Seller or its Affiliates. No adjustment shall be made to the Base Purchase Price as a result of any such distributions.
     Section 6.19 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.
     Section 6.20 Monthly Operating Report. During the Interim Period, Seller will, promptly after its preparation, cause the Project Company to provide Buyer with the monthly operating report with respect to the Project Company prepared in the ordinary course of business.
     Section 6.21 Creditworthiness of Seller.
     (a) Seller’s Net Worth shall be at least (i) $250 million during the two-year period ended on the second anniversary of the Closing and (ii) $150 million during the three-year period ended on the fifth anniversary of the Closing. Until the fifth anniversary of the Closing, Seller will provide to Buyer and its Representatives the same financial information (in terms of timing and content) that it provides to its lenders pursuant to Section 7.1 of the Seller Credit Agreement as in effect on the date hereof (or substantially similar information pursuant to any successor financing arrangements of Seller and its Affiliates). Seller shall further deliver a certificate of an officer of Seller certifying that Seller’s Net Worth is in compliance with the terms of this Agreement (i) no later than five (5) Business Days following delivery of year-end financial statements that Seller provides to its lenders pursuant to Section 7.1 of the Seller Credit Agreement as in effect on the date hereof (or substantially similar information pursuant to any successor financing arrangements of Seller and its Affiliates) and (ii) promptly following (A) the consummation of any transaction involving the disposition of assets of Seller for consideration in excess of $30 million, (B) the execution of any successor credit agreement in connection with the refinancing of amounts owed under the Seller Credit Agreement, (C) the consummation of any transaction involving the disposition of more than 50% of the voting securities or ownership interests of Seller, by Contract or otherwise, to any Person, including any Affiliate of Seller and (D) any event in the business of the Seller that in the aggregate negatively impacts Seller’s Net Worth by more than $30 million.
     (b) “Seller’s Net Worth” shall mean, as of any given date, the sum of (i) the greater of (A) the sum of Seller’s net book equity value plus accumulated depreciation (in each case on a consolidated basis in accordance with GAAP) and (B) 80% of the difference between the appraised value of Seller’s assets as determined by an appraisal or investment banking firm of national standing minus the net outstanding debt of Seller, plus (ii) the sum of (A) the face amount of any guarantees in favor of Buyer provided by LS Power Equity Partners, L.P. or LS Power Equity Partners II, L.P. guaranteeing the obligations of Seller hereunder, (B) the face amount of any guarantees in favor of Buyer provided by entities with outstanding debt with a credit rating of B+ or B1 or better guaranteeing the obligations of Seller hereunder, (C) the amount of cash held in escrow guaranteeing the obligations of Seller hereunder, (D) the face values of any letters of credit issued in favor of Buyer to secure the obligations of Seller hereunder and (E) other guarantees or credit support amounts as reasonably agreed to by Buyer and Seller.
     Section 6.22 Balance Sheet; Financial Statements. Seller shall use its Reasonable Best Efforts to deliver to Buyer the May Balance Sheet by December 31, 2007, but in any event no later than five (5) Business Days following delivery of the May Balance Sheet to the lenders pursuant to the Seller Credit Agreement or any successor financing arrangements of Seller and its Affiliates. During the Interim Period, Sellers shall deliver to Buyer true and correct copies of financial statements of the Project Company no later than five (5) Business Days following delivery of financial statements to the lenders pursuant to the Seller Credit Agreement or any successor financing arrangements of Seller and its Affiliates.
ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
     The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer):
     Section 7.1 Representations and Warranties.
     (a) The representations and warranties (other than the Title and Authority Representations) made by Seller in Articles III and IV (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby; (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (iii); or (iii) where the failure to be true and accurate would not in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.
     (b) The Title and Authority Representations made by Seller shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby, or (ii) representations and warranties which are as of a specific date, which shall be true and accurate in all material respects as of such date.
     (c) Seller shall have delivered the May Balance Sheet to Buyer no later than 30 Business Days prior to the Closing.

     (d) Since the date of the May Balance Sheet, there has not been any Material Adverse Effect.
     Section 7.2 Performance. Seller shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.
     Section 7.3 Officer’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.
     Section 7.4 Orders and Laws. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Company Interests pursuant to this Agreement may not be consummated as provided in this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which is reasonably likely to result in any such injunction, writ or preliminary restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.
     Section 7.5 Consents and Approvals. The Buyer Approvals and the Acceptable Order by the MPSC shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.
     Section 7.6 Resignation of Members, Managers, Officers and Directors. Seller shall have caused the resignation or removal of all members, managers, partners, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee relating to the Project or established under the Project Company’s Organizational Documents, and shall have delivered to Buyer at the Closing evidence of such resignations or removals.
     Section 7.7 Release of Indebtedness; Release of Liens. Seller shall have delivered to Buyer evidence of (a) cancellation of all Indebtedness, including any intercompany Indebtedness between the Project Company, on the one hand, and Seller or any Affiliate thereof, on the other hand; and (b) release of the Liens, if any, on the Assets of the Project Company (other than (i) Permitted Liens, except for those Permitted Liens securing any Indebtedness existing prior to the Closing, and (ii) Liens created by or at the behest of Buyer) and the Project Company Interests (other than Liens created by or at the behest of Buyer).

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING
     The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller):
     Section 8.1 Representations and Warranties. The representations and warranties made by Buyer in Article V shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby; (ii) representations and warranties which are as of a specific date, in which event they shall be true and accurate as of such date, subject to the immediately following clause (iii); or (iii) where the failure to be true and accurate would not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
     Section 8.2 Performance. Buyer shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.
     Section 8.3 Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2.
     Section 8.4 Orders and Laws. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Project Company Interests pursuant to this Agreement may not be consummated as provided in this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which is reasonably likely to result in any such injunction, writ or preliminary restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.
     Section 8.5 Consents and Approvals. The Seller Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.
ARTICLE IX
TERMINATION
     Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing as follows:
     (a) by Seller or Buyer, by written notice to the other, if any Law or final order restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated pursuant to this Agreement;
     (b) by Seller, by written notice to Buyer, if Buyer has (i) breached its obligation to pay the Purchase Price pursuant to Sections 2.2 and 2.5, or (ii) breached in any material respect any other representation, warranty, covenant, agreement or obligation in this Agreement and such breach, in the case of this clause (ii), has not been cured within 20 days following written notification thereof; provided, however, that with respect to clause (ii), if, at the end of such 20 day period,

Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have an additional 20 days in which to effect such cure;
     (c) by Buyer, by written notice to Seller, if Seller has breached any representation, warranty, covenant, agreement or obligation in this Agreement and (i) such breach has not been cured within 20 days following written notification thereof; provided, however, that if, at the end of such 20 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 20 days in which to effect such cure and (ii) such breach (to the extent not cured) would result in a Material Adverse Effect or have a material adverse effect on Seller’s ability to perform its obligations hereunder;
     (d) by Buyer or Seller, by notice to the other, on or after June 30, 2008 or such later date as the Buyer and Seller may agree in writing; provided, that Buyer cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of Buyer to perform any of its obligations hereunder and Seller cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Seller to perform any of its obligations hereunder;
     (e) by Buyer, as provided in the definition of Acceptable Order;
     (f) by Seller, if Buyer has the right to terminate this Agreement as provided in the definition of Acceptable Order;
     (g) by Buyer or Seller, in accordance with Section 6.13 or Section 6.14; and
     (h) by mutual written consent of Buyer and Seller.
     Section 9.2 Effect of Termination.
     (a) If this Agreement is validly terminated pursuant to Section 9.1, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except as provided in this Section 9.2 and Section 9.3.
     (b) If this Agreement is terminated pursuant to Sections 9.1(b) or Section 9.1(d) (in the case of Section 9.1(d), if the right to terminate applies due to a failure by Buyer to comply with Section 2.2, 2.5, 6.1(c)(ii) or 6.1(c)(iv)), then, in lieu of all other Claims and remedies that might otherwise be available with respect thereto, including elsewhere hereunder and notwithstanding any other provision of this Agreement, Buyer hereby agrees to pay immediately to Seller, as liquidated damages in connection with any other such termination, an amount in immediately available funds equal $25,000,000. The provisions for payment of liquidated damages in this Section 9.2(b) have been included because, in the event of termination of this Agreement pursuant to Section 9.1(b) or Section 9.1(d), the actual damages to be incurred by Seller are reasonably expected to approximate the amount of liquidated damages set forth in this Section 9.2(b) and because the actual amount of such damages would be difficult if not impossible to measure precisely.

     (c) Regardless of the reason for termination, Sections 6.2(b), 6.15, 6.16, 9.2, 9.3, 10.5(a), and 10.5(b) and Article XI will survive any termination of this Agreement, and each Party shall continue to be liable for any willful breach of this Agreement by it occurring prior to such termination.
     (d) Upon termination of this Agreement by either Party for any reason, each Party shall return or destroy all documents and other materials of any other Party relating to the Project Company, the Assets of the Project Company, or this Agreement and the transactions contemplated hereby, including any information relating to the Parties to this Agreement, whether obtained before or after the execution of this Agreement and all information received by Buyer with respect to the Project Company, the Assets of the Project Company or Seller shall remain subject to this Agreement.
     Section 9.3 Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
ARTICLE X
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS
     Section 10.1 Indemnification.
     (a) Subject to Section 10.2, from and after the Closing, Seller shall defend and hold harmless Buyer, the Project Company, and their respective stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:
     (i) any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Seller contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith;
     (ii) any breach of any covenant or agreement of Seller contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith; and
     (iii) the Excluded Liabilities.

     (b) Subject to Section 10.2, from and after Closing, Buyer shall indemnify, defend and hold Seller and its stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from:
     (i) any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Buyer contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith; and
     (ii) any breach of any covenant or agreement of Buyer contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith.
     Section 10.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:
     (a) the representations, warranties, covenants, agreements and obligations in this Agreement or any Ancillary Agreement shall survive the Closing; provided, however, that no Party may make or bring a Claim for liability (i) with respect to any representations or warranties (or in any certificate relating thereto) contained in Articles III, IV or V (other than those representations and warranties contained in Section 3.2 (Authority), Section 3.6 (Capitalization), Section 4.1 (Organization), Section 4.3 (Capitalization), Section 4.6 (Subsidiaries) and Section 5.2 (Authority) (collectively, the “Title and Authority Representations”) or Section 4.16 (Environmental Matters) or Section 4.11 (Tax Matters)) after twelve months following the Closing Date, (ii) with respect to the Title and Authority Representations, after the five-year anniversary of the Closing Date, (iii) with respect to the representations and warranties contained in Section 4.16 (Environmental Matters), after the three-year anniversary of the Closing Date, and (iv) with respect to the representations and warranties contained in Section 4.11 (Taxes), after 60 days following the expiration of the applicable statute of limitations;
     (b) any breach of this Agreement or any certificate relating hereto in connection with any single item or group of related items that results in Losses of less than $150,000 shall be deemed, for all purposes of this Agreement, not to be a breach of this Agreement or any certificate relating hereto;
     (c) Seller shall have no liability for a breach of this Agreement (other than any Excluded Liabilities, any breach of the Title and Authority Representations, a breach of a representation or warranty contained in Section 4.11 (Taxes) or a matter covered by Section 6.11 (Tax Matters)) until the aggregate amount of all Losses incurred by Buyer equals or exceeds $5,000,000 (the “Deductible Amount”), in which event Seller shall be liable for Losses only to the extent they are in excess of the Deductible Amount (except as otherwise set forth in this Section 10.2 or Section 6.12);
     (d) in no event shall Seller’s aggregate liability (i) arising out of or relating to Losses under Section 10.1(a)(i) exceed $75,000,000, except as set forth in clause (ii) below; and (ii) arising out of or relating to any breach of a Title and Authority Representation, a breach of a representation or warranty contained in Section 4.11 (Taxes) or a matter covered by Section 6.11 (Tax Matters) exceed 100% of the Base Purchase Price;
     (e) Seller shall have no liability for any breach of this Agreement or any certificate relating hereto by Seller if Buyer had actual knowledge of such breach or inaccuracy as of the date hereof;
     (f) other than with respect to the Southern Company and Other Claims, Seller shall have no liability under this Article X or Section 6.11 to indemnify any Indemnified Party with respect to a Loss to the extent that such Loss arose from or was related to any liability of Mirant, the Project Company or any Affiliate of Mirant prior to the “effective date” of the chapter 11 plan confirmed by the Bankruptcy Order, other than Losses directly arising as a result of the failure of Mirant Corporation and/or its Affiliates to provide the treatment afforded to such pre-effective date liabilities in the manner set forth in such chapter 11 plan;
     (g) no Indemnifying Party shall have any liability under this Article X to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose from or was exacerbated by any action taken directly or indirectly by any Indemnified Party on or after the Closing Date;
     (h) any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article X or Section 6.11 shall be required to use commercially reasonable efforts to mitigate the Loss including taking any actions reasonably requested by the Indemnifying Party and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate;
     (i) no Indemnifying Party shall have any liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date;
     (j) Seller shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the reasonable cost of repair or replacement;
     (k) the Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts covered by third parties, including insurance proceeds, in each case net of the reasonable third party out of pocket costs and expenses associated with such recoveries, and net of any associated tax benefits to Buyer or the Project Company (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder). If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out of pocket costs and expenses associated with such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment; and

     (l) upon and after the Closing, the Project Company shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller Indemnified Party whole for or on account of any indemnification claim made by Seller or any of its Affiliates or Representatives for any breach of any representation, warranty, covenant or agreement of Seller, and Seller shall have no right of contribution against the Project Company with respect to such matters.
     Section 10.3 Indirect Claims. From and after the Closing, Buyer agrees to release, indemnify and hold harmless Seller, its Affiliates, the Employees and the officers and managers of the Project Company (acting in their capacity as such) from and against any Claims by Buyer or any of its Affiliates for controlling stockholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by Seller or any of its Affiliates in connection with the business of the Project Company prior to the Closing.
     Section 10.4 Waiver of Other Representations.
EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND IV OR IN ANY CERTIFICATE DELIVERED HEREUNDER, THE ASSETS OF THE PROJECT COMPANY ARE “AS IS, WHERE IS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITY, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE PROJECT COMPANY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE PROJECT COMPANY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE PROJECT OR THE ABILITY OF THE PROJECT COMPANY TO SELL FROM THE PROJECT ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS FROM TIME TO TIME, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE PROJECT COMPANY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE PROJECT COMPANY, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER THE PROJECT COMPANY POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PROJECT, IN EACH CASE EXCEPT AS SET FORTH HEREIN OR IN ANY CERTIFICATE DELIVERED HEREUNDER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN ANY CERTIFICATE DELIVERED HEREUNDER, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS MATERIALS OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL

LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN ANY CERTIFICATE DELIVERED HEREUNDER, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE PROJECT COMPANY OR THE SUITABILITY OF THE PROJECT FOR OPERATION AS A POWER PLANT OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER, OR BY ANY BROKER OR INVESTMENT BANKER, INCLUDING WITHOUT LIMITATION ANY INFORMATION OR MATERIAL CONTAINED IN THE DESCRIPTIVE MEMORANDUM RECEIVED BY BUYER OR ITS AFFILIATES (INCLUDING ANY SUPPLEMENTS), INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING BUT NOT LIMITED TO INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS THAT IS NOT SET FORTH HEREIN.
     Section 10.5 Waiver of Remedies.
     (a) The Parties hereby agree that, except with respect to Claims for fraud (but not constructive fraud), no Party shall have any liability, and no Party shall make any Claim, for any Loss or other matter under, relating to or arising out of this Agreement, the Company Assignment Agreements or the Closing Certificates, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in Section 6.11, Articles IX and X.
     (b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 6.13 AND SECTION 6.14, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“NON-REIMBURSABLE DAMAGES”), PROVIDED THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT A THIRD-PARTY CLAIM (OTHER THAN A CLAIM FOR CONSEQUENTIAL DAMAGES ARISING UNDER A CONTRACT PROVISION AGREED TO BY THE INDEMNIFIED PARTY THAT DOES NOT NEGATE CONSEQUENTIAL DAMAGES) SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.
     (c) Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of a Party shall have any personal liability to the other Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Party in this Agreement.

     Section 10.6 Procedure with Respect to Third-Party Claims.
     (a) If any Party (or as to Buyer after Closing, the Project Company) becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.
     (b) If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 10.6, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party, in its sole discretion, shall have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party and the Responding Party shall fully cooperate with each other and their respective counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no adverse effect on any other Claims that may be made against the Claiming Party and (y) the sole relief provided is monetary damages that are paid in full by the Responding Party.
     (c) If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within 30 days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 10.6(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third-party claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party claim, to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party claim for a breach under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices.
     (a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
If to Buyer, to:
Consumers Energy Company
One Energy Plaza
Jackson, MI 49201
Facsimile No.: (517) 788-1671
Attn: President
With copies to:
Consumers Energy Company
One Energy Plaza
Jackson, MI 49201
Facsimile No.: (517) 788-0953
Attn: General Counsel
If to Seller, to:
c/o LS Power Development, LLC
Two Tower Center, 11th Floor
East Brunswick, NJ 08816
Facsimile No.: 732-249-7290
Attn: Senior Counsel
With copies to:
Latham & Watkins LLP
53rd at Third
885 Third Avenue
New York, NY 10022-4834
Facsimile No.: 212-751-4864
Attn: David Gordon
David Kurzweil

     (b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Eastern Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day.
     Section 11.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and this Agreement, the Ancillary Agreements and the other documents delivered pursuant to this Agreement contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.
     Section 11.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyer will pay: all costs of (a) any title policy and all endorsements thereto that Buyer elects to obtain, (b) all filings required under the HSR Act, (c) all filings required to be made by Buyer with FERC or any state or local Governmental Authority and (d) all document recordation costs, including any applicable deed Transfer Taxes.
     Section 11.4 Disclosure. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent. In no event shall the inclusion of any matter in the Schedules be deemed or interpreted to broaden Seller’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Schedules shall not be deemed an admission by Seller that such item represents a material exception or fact, event, or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. The Parties shall promptly notify each other of (a) the occurrence, or failure to occur, of any event, which occurrence or failure has caused any representation or warranty of such Party contained in this Agreement or in any exhibit, schedule, certificate, document or written instrument attached hereto to be untrue or inaccurate, (b) any failure of such Party to comply with, perform or satisfy, in any respect, any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement or any exhibit, schedule, certificate, document or written instrument attached hereto and (c) any notice or other communication from any Governmental Authority in connection with this Agreement, the Company Assignment Agreement or the transactions contemplated herein and therein; provided that such disclosure, except as set forth in Section 10.2(e) and Section 6.12, shall not be deemed to cure, or to relieve any Party of any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant or agreement or any condition hereunder, and, except as set forth in

Section 10.2(e) and Section 6.12, shall not affect any Party’s right with respect to indemnification hereunder.
     Section 11.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     Section 11.6 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
     Section 11.7 No Third Party Beneficiary. Except for the provisions of Sections 6.2(b), 10.1(a) and (b) and 10.3 (which are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, without limitation, any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.
     Section 11.8 Assignment; Binding Effect. Buyer may assign its rights and obligations hereunder to any Affiliate or Affiliates, or to Buyer’s lenders for collateral security purposes, but such assignment shall not release Buyer from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.
     Section 11.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     Section 11.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     Section 11.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
     Section 11.12 Governing Law; Venue; and Jurisdiction.
     (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.
     (b) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK, NEW YORK AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLE WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT THEY ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS SECTION 11.12 IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PARTY IS NOT SUBJECT THERETO, (B) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (C) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION 11.12 FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.
     (c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.
     Section 11.13 Parcel Three Option. Seller hereby grants Buyer the option to acquire all of the Seller’s right, title and interest in and to Parcel Three, which right, title and interest shall be conveyed by Seller by a quitclaim deed in the form attached hereto as Schedule 11.13, in exchange for $10, upon consummation of Closing, but in no event after the date which is the first Business Day following the Closing Date. Seller shall undertake Reasonable Best Efforts to cause to be removed from the title all Liens on Parcel Three prior to Closing.

[signature pages follow]
     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER: BROADWAY GEN FUNDING, LLC
By:	/s/ Jim Bartlett
	Name:	Jim Bartlett
	Title	President

BUYER: CONSUMERS ENERGY COMPANY
By:	/s/ John Russell
	Name:	John Russell
	Title:	President and Chief Operating Officer

ASSIGNMENT AGREEMENT
          This ASSIGNMENT AGREEMENT (this “Assignment”) is entered into as of the ___ day of                     , 2007 by and between Broadway Gen Funding LLC, a Delaware limited liability company (“Assignor”), and Consumers Energy Company, a Michigan corporation (“Assignee”) (each a “Party,” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in that certain Purchase and Sale Agreement dated as of May 24, 2007 by and between Assignor and Assignee (the “PSA”).
          WHEREAS, Assignor and Assignee have entered into the PSA pursuant to which, at the Closing, Assignor will sell to Assignee, and Assignee will purchase from Assignors, the Project Company Interests, for the consideration and on the terms set forth in the PSA; and
          WHEREAS, pursuant to Section 2.4 of the PSA, Assignor and Assignee are entering into this Assignment.
          NOW THEREFORE, for and in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:
     l. Transfer of Interests to Assignee. Effective on and from the Closing, Assignor does hereby sell, transfer, assign and convey to Assignee all of Assignor’s right, title and interest in, to and under all of Assignor’s Equity Interests in the Project Company. Assignors represents and warrants to Assignee that as a result of the sale, transfer, assignment and conveyance set forth in this Section 1 and the PSA, Assignee shall own, directly or indirectly, 100% of the Equity Interests in the Project Company.
     2. Acceptance of Assignment. Effective on and from the Closing, Assignee, by execution hereof, accepts the foregoing transfer and assignment and assumes and agrees to perform all of the obligations of ownership of the Equity Interests in the Project Company arising under the Amended and Restated Limited Liability Company Agreement of the Project Company dated as of January 3, 2006 and the other governing documents of the Project Company and applicable law after the date hereof.
     3. Conflicting Terms. No terms or provisions of this Assignment .are intended or shall be deemed to amend the terms or provisions of the PSA. To the extent the terms of this Assignment and the PSA conflict, the terms of the PSA shall be deemed to supersede the conflicting: terms of this, Assignment. Assignor makes no representations or warranties with respect to the Equity Interests of the Project Company or the Project Company, except as set forth in, and subject to the limitations and qualifications set forth in, Section 1 above and in the PSA.

     4. Miscellaneous.
     (a) No Third-Party Beneficiaries. This Assignment shall not confer any rights or remedies -upon any Person other than the Parties and their respective successors and permitted assigns.
     (b) Entire Agreement, Binding Effect. This Assignment (including the PSA and the documents referred to herein and therein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related thereto. This Assignment-shall be binding upon, inure for the benefit of and be enforceable by the Parties and their respective successors and assigns.
     (c) Counterparts. This Assignment may be executed in one or more counterparts (including by facsimile, electronic mail, or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
     (d) Headings. The section or paragraph headings contained in this Assignment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Assignment.
     (e) Governing Law. This Assignment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.
[Signature Page Follows]
     IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the date first above written.

BROADWAY GEN FUNDING, LLC
By:
Name:
Title:

CONSUMERS ENERGY COMPANY
By:
Name:
Title:

EXECUTION COPY
DISCLOSURE SCHEDULE
     This disclosure schedule (this “Disclosure Schedule”) has been prepared and delivered in accordance with the Purchase and Sale Agreement, dated May 24,2007 (the “Agreement”), by and between Broadway Gen Funding, LLC and Consumers Energy Company, a Michigan corporation (“Buyer”). Unless the context otherwise requires, all capitalized terms used in this Disclosure Schedule have the respective meanings ascribed to such terms in the Agreement. The headings contained in this Disclosure Schedule are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the Agreement or the information contained in this Disclosure Schedule.
     Schedule references in this Disclosure Schedule are for convenience only, and the disclosure of any fact or item in any Disclosure Schedule referenced by a particular section of the Agreement shall be deemed to have been disclosed with respect to every other section in the Disclosure Schedule to the extent the applicability of such other disclosure to such other sections is reasonably apparent.
     Matters reflected in this Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in this Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the inclusion of any such matter in this Disclosure Schedule be deemed or interpreted to broaden Seller’s representations, warranties, covenants or agreements contained in the Agreement. The mere inclusion of an item in this Disclosure Schedule shall not be deemed an admission by Seller that such item represents a material exception or fact, event, or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
     The attachments to this Disclosure Schedule form an integral part of this Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully herein. This Disclosure Schedule supersedes and replaces any other Disclosure Schedule previously provided to Buyer. This Disclosure Schedule may be supplemented or amended by Seller from time to time prior to the Closing pursuant to the terms and conditions of the Agreement.
Ny\1285210.2

SCHEDULE 1.1 — A
Net Working Capital Calculation
Net Working Capital is equal to:
(l) the sum of (A) all third-party accounts receivable, net of any applicable reserves, (B) any collateral deposits posted and interest earned thereon, (C) any earned but not received payments under tolling agreements, (D) spare parts inventory at book value, (E) Emissions allowances at market value, and (F) prepaid expenses, minus
(2) the sum of (A) third-party accounts payable, accrued expenses related to the Business and other current liabilities in accordance with GAAP and (B) any liabilities (whether or not current liabilities) to the extent of any collateral deposits and interest thereon included under clause (l)(B) above.
Net Working Capital shall not include any tax assets or liabilities.
All calculations of Net Working Capital will be made as of the Closing Date in accordance with the Project Company’s historical accounting practices.
By way of example only, the calculation of Net Working Capital using the most recent Balance Sheets is as follows:
NET WORKING CAPITAL EXAMPLE1
Estimated as of 4/20/07 balance sheet
Zeeland

Third-party A/R:
A/R — Collateral Deposits including interest held thereon	—
A/R — Other than collateral	—
Emissions Inventory at market	203,210
Spare Parts Inventory	1,315,341
Milestone payments under LTSA	—
Other Prepaid Expenses

Less:
Third-party Accounts Payable	(509,235)
Accrued Vacation Liability	(80,958)
Accrued Floating Holiday Liability	(5,206)
Accrued Sick Pay	(120,065)
1 Information provided primarily from Mirant and has not been verified by Sellers or their Affiliates,
Ny\1285210.2

SCHEDULE 1.1-B
Budget

	2007	2008

Capital Expenditures	$375,000	$750,000
Major Maintenance	$0	$0
Ny\1285210.2

SCHEDULE 1.1-K
Knowledge
1. Carolyne Wass
2. Robert Parker
3. James Pagano
4. James Bartlett
Ny\1285210.2
SCHEDULE 1.1- PL
Permitted Liens
1. All scheduled exceptions on Schedule B of the Title Policy.
2. The First Lien Credit Agreement, dated May 1, 2007, among Broadway Gen Funding, LLC as Borrower, the Lenders, J.P. Morgan Securities, Barclays Capital, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent, and all documents and agreements executed in connection therewith. *
3. The Second Lien Credit Agreement, dated May 1, 2007, among Broadway Gen Funding, LLC as Borrower, the Lenders, J.P. Morgan Securities Inc., Barclays Capital, Credit Suisse Securities (USA) LLC, and Lehman Brothers Inc. as joint lead arrangers and joint bookrunners, and JPMorgan Chase Bank, N.A., as administrative agent, and all documents and agreements executed in connection therewith. *
4. Intercompany Indebtedness that may be incurred by the Project Company to Seller or any of their Affiliates. *
5. As incurred under Items 15 (relating to the Project Company), 17 and 26 of Schedule 4.13.
Ny\1285210.2

SCHEDULE 1.1 — PT
Parcel Three
PART OF E 1/2 OF NW 1/4 COM N 1/4 COR, TH N 89D 22M 17S W 1329.49 FT & S 0D 27M 33S W 1500 FT ALG W 1/8 LI TO PT OF BEG, TH S 89D 22M 17S E 1124.81 FT, N 60D 42M 54S E 122.6 FT, TH N 60D 47M 14S E 113.93 FT TO N&S 1/4 LI, TH S 0D 25M 38S W 230.11 FT ALG SD LI TO N’LY LI OF CSX RR R/W, TH S 60D 42M 54S W ALG RR R/W TO INTERS WITH A LI COM NW SEC COR, TH S 89D 22M 17S E 664.75 FT & S 0D 28M 30S W 1690.01 FT ALG W LI OF E 1/2 OF W 112 OF NW 1/4 TO PT OF BEG SD LI, TH S 89D 22M 17S E 1860.27 FT TO PT OF ENDING SD LI ON N’LY LI CSX RR R/W, TH N 89D 22M 17S W ALG SD LI TO PT S 0D 27M 33S W OF BEG, TH N 0D 27M 33S E TO BEG. SEC 17 T5N R14W FROM 70-17-17-101-018 1/03
Ny\1285210.2
SCHEDULE 3.3(c)
Seller Approvals
Hart-Scott-Rodino (HSR)
Federal Energy Regulatory Commission (FERC)
Michigan Public Service Commission (MPSC)
Ny\1285210.2

SCHEDULE 4.2
Company Consents
1. City of Zeeland Wastewater Discharge Permit, issued December 29, 2004.
2. MDEQ Renewable Operating Permit, issued December 29, 2004.
3. MDEQ Stormwater Permit No. MIS219000.
4. USEPA Underground Injection Control Permit, Permit No. MI-139-1I-0004.
5. USEPA Underground Injection Control Permit, Permit No. MI-139-1I-0005.
6. Zeeland Project Radio Station Authorization for Call Sign WPUV277 issued by the Federal Communications Commission Wireless Telecommunications Bureau, effective August 12, 2004.
7. Part 55/Clean Air Act Source-Wide Permit to Install No. MI-PTI-N6521-2004
Ny\1285210.2

SCHEDULE 4.3
Capitalization
Broadway Gen Funding, LLC
100%
Zeeland Power Company, LLC
NY\1285210.2

SCHEDULE 4.4
Business
Emissions allowances (other than those emissions allowances listed on Schedule 4.16(c))
T-l Line
Software owned by Mirant and used transitionally (including TOGA)
Accounting system
EH&S Tracking Tool (owned by Wood Group)
Payroll Tool (owned by Wood Group)
Proprietary GE-owned software
Registrations pursuant to FERC Electric Tariff of Midwest Independent System Operator
Parcel Three
Ny\1285210.2

SCHEDULE 4.5
Bank Accounts
Zeeland Power Company, LLC

Bank Name:	JPMorgan Chase Bank
ABA#:	021-000-021
Account #:	T&1 999-99-651
Account Name:	Zeeland Power Company LLC
FFC Account#:	Q92131004
Account Signers: Mark Brennan, Brian Roth, Blake Wheatley, Joe Myers, Jason Solimini,
Michael Obszarny, and George Keefe
Ny\1285210.2

SCHEDULE 4.7
Legal Proceedings
Chapter 11 Case No. 03-46661-DML of Zeeland Power Company, LLC filed on July 15, 2003 in the United States Bankruptcy Court, Northern District of Texas, Forth Worth Division, and jointly administered as Case No. 03-46590-DML
Assessment Letter from contract appraiser engaged by the City of Zeeland dated November 14, 2006
Following proofs of claim filed by The Southern Company in Jointly Administered Chapter 11 Case No. 03-46590-DML, United States Bankruptcy Court, Northern District of Texas, Fort Worth Division, of MC 2005 LLC (f/k/a Mirant Corporation prior to January 3, 2006 and MC 2005 Corporation prior to February 23, 2006) (the “Bankruptcy Case”), as such claims may be amended: claims numbered 6327, 6379, 8139, and 8271 against Zeeland Power Company, LLC.
Following proofs of claim filed by Lehman Commercial Paper, Inc. and/or Wells Fargo Bank, N.A. in the Bankruptcy Case, as such claims may be amended: claims numbered 6101 and 6967 against Zeeland Power Company, LLC.
Ny\1285210.2

SCHEDULE 4.8
Compliance with Laws
Fogging from plant operations occasionally necessitates local road closure.
Ny\1285210.2
SCHEDULE 4.9
Liabilities
Schedules 4.7, Schedule 4.8, and Schedule 4.13 are hereby incorporated by reference.
NY\1285210.2

SCHEDULE 4.10
Absence of Certain Changes
Sale of the Project Company by Mirant to Broadway pursuant to the Mirant PSA, and any actions undertaken or documents executed in connection with the Mirant Closing.
Incurrence of debt in connection with the acquisition of the Project Company by Broadway pursuant to the Mirant PSA (see Items 2,3,4 and 5 of Schedule 1.1-PL).
Entry into forward MISO Designated Network Resource Capacity Sales Agreements
Quitclaim Deed for Parcel Three by the Project Company to Seller.
Ny\1285210.2

SCHEDULE 4.11
Taxes
Assessment Letter from contract appraiser engaged by the City of Zeeland dated November 14, 2006.
Following proofs of claim filed by The Southern Company in the Bankruptcy Case, as such claims may be amended: claims numbered 6327,6379, 8l39, and 8271 against Zeeland Power Company, LLC. 1

1 These claims are Excluded Liabilities.
NY\1285210.2
SCHEDULE 4.12
Regulatory Status
Zeeland has not been authorized by FERC to make sales of ancillary services at market-based rates pursuant to Section 205 of the FPA.
NY\1285210.2

SCHEDULE 4.13
Material Contracts
1. Amended and Restated LLC Agreement of Mirant Zeeland, LLC, dated May 1, 2007
2. Transportation Services Contract between Zeeland Power Company, LLC (formerly SEI Michigan, LLC) and SEMCO Energy Gas Company, dated December 17, 1999
3. Generator Interconnection and Operating Agreement between Michigan Electric Transmission Company, LLC and Zeeland Power Company, LLC, dated December 26, 2001; amended June 14, 2002; issued August 30, 2002
4. Lateral Construction and Connection Agreement between Zeeland Power Company, LLC (formerly SEI Michigan, LLC) and SEMCO Energy Gas Company, dated December 17, 1999
5. Long Term Service Agreement by and between Zeeland Power Company, LLC and General Electric International, Inc. for the Simple Cycle Facility, dated June 16, 2004 and related guaranty issued by General Electric Company
6. Long Term Service Agreement by and between Zeeland Power Company, LLC and General Electric International, Inc., for the Combined Cycle Facility, dated June 16, 2004 and related guaranty issued by General Electric Company
7. 2001 Water Services Agreement between City of Zeeland Municipal Corp., City of Zeeland Board of Public Works, and Zeeland Power Company, LLC (formerly SEI Michigan, LLC), dated January 2, 2001, effective July 1, 2001
8. Donation Pledge made by Zeeland Power Company, LLC in the amount of $200,000 to the City of Zeeland, dated February 8, 2001
9. Collective Bargaining Agreement between Mirant Zeeland, LLC, Mirant Sugar Creek, LLC and the United Steelworkers of America, AFL-CIO-CLC on behalf of Local 12502 effective January 1,2004
10. Memorandum of Understanding for Contract Extension between United Steelworkers and Mirant Sugar Creek, LLC & Mirant Zeeland, LLC
11. Irrevocable Letter of Credit, effective May 1, 2007, in the amount of $85,000 issued to the Michigan Department of Environmental Quality.
Ny\1285210.2

12. FERC Order dated March 23, 2005 approving settlement agreement between Zeeland Power Company, LLC, Consumers Electric Company and the Michigan Public Power Agency
13. SEI Michigan, LLC Act 198 Contract dated May 15, 2000
14. Facilities Agreement between Consumers Energy Company and SEI Michigan, L.L.C. dated November 1, 2000.
15. Energy Management Agreement between LS Power Acquisition Co I, LLC, Eagle Energy Partners I, L.P. and, after the Services Implementation Date (as defined therein), Zeeland Power Company, LLC and certain other parties named therein, dated March 14, 2007, as amended, along with the ISDA Master Agreement and related Schedule dated May 1, 2007 (collectively the “ISDA Agreement”) and the Credit Support Annex between LS Power Acquisition Co I, LLC, Eagle Energy Partners I, L.P., Zeeland Power Company, LLC and certain other parties named therein, dated May 1, 2007 (the “Credit Support Annex”)
16. Operation and Maintenance Agreement for the Zeeland Electric Facility by and between LS Power Acquisition Co I, LLC and Wood Group Power Operations (West), Inc., dated February 12, 2007, as subsequently assigned to the Project Company
          16.1 Wood Group Power Operation, Inc. Union Acknowledgement, dated April 20, 2007
17. Documentation of forward MISO Designated Network Resource Capacity Sales Agreements, as completed
18. Irrevocable Letter of Credit, effective May 17, 2007, in the amount of $71,000, issued to the Midwest Independent Transmission System Operator, Inc.
19. Master Power Purchase and Sale Agreement with Consumers Energy Company, dated May 15, 2007 (and related agreements)
20. Indemnity Agreement between JPMorgan Chase Bank, N.A. and Broadway Gen Funding, LLC, dated May 17, 2007
21. Service Agreements between Mirant Zeeland, LLC and Midwest ISO, dated June 1, 2007 for Transmission Service, Short Term Firm Point-to-Point and Long-Term Firm Point-to-Point Service
22. OATI webCARES Customer Agreement between Mirant Zeeland, LLC and Open Access Technology International, Inc. dated April 30, 2007 23. Market Participation Agreement between MISO and Mirant Zeeland, LLC, dated June 1, 2007
24. Service Agreement Order Wholesale Market Based Rate Tariff, between Zeeland Power Company, LLC and Consumers Energy Company, dated May 10, 2007
25. Confirmation between Wabash Valley Power Association, Inc. and Zeeland Power Company, LLC dated May 11, 2007
26. Spreadsheet of executed MISO Designated Network Resource Capacity Sales Agreements titled “Zeeland DNR Sales 050907 v 2”
27. Quitclaim Deed for Parcel Three by the Project Company to Seller
Ny\1285210.2

SCHEDULE 4.14
Real Property
Fee owner of property as described in Exhibit A to Schedule A of the Title Policy.
Ny\1285210.2
SCHEDULE 4.15(A)
Permits
l. FCC Radio Station Authorization: granted 05/08/02; effective 11/22/05; printed 01/09/06.
2. Radio Station Authorization for Call Sign WPUV277 issued by the Federal Communications Commission Wireless Telecommunications Bureau effective November 22, 2005 and related correspondence.
3. Exempt Wholesale Generator authorization in FERC Docket No. EG01-38-000, granted on January 16, 2001 (Phase I).
4. Exempt Wholesale Generator authorization in FERC Docket No. EG02-31-000, granted on December 27,2001 (Phase II).
5. Market-Based Rate authorization in FERC Docket No. ER01-562-000, granted on January 5, 200l.
6. FERC Order granting continued authorization to make sales at market-based rates in Docket No. ER01-1263-000, issued on May 26, 2005.
7. Certificates of Boiler Inspection issued by the Michigan Department of Labor and Economic Growth.
8. Certificate of Occupancy by the City of Zeeland, Michigan dated December 6, 2002.
9. Michigan Certificate of Authority to Transact Business, dated February 4, 2000.
10. Wastewater Discharge General Permit (No. MIS219000) Michigan Department of Environmental Quality National Pollutant Discharge Elimination System issued on August 23, 2001 and effective on April 1, 2002.
11. Certificate of Coverage for the discharge of storm water by the Michigan Department of Environmental Quality Water Division (NPDES) No. MI5210785 (under general permit no. 219000) issued on July 28, 2003.
12. City of Zeeland Wastewater Discharge Permit. Permit No. 2025 effective on December 16, 2002, renewed December 16, 2005.
13. USEPA Underground Injection Control Permit Class I — Non-Hazardous Permit No. MI-139- 1I-0004, M 470 Facility Name Injection Well #IW-l effective August 29, 200l.
14. USEPA Underground Injection Control Permit Class I — Non-Hazardous Permit No. MI-139- 1I-005, M 471 Facility Name Injection Well #IW-2 effective May 1, 2002.
15. MDEQ Renewable Operating Permit, issued December 29,2004.
16. Part 55/Clean Air Act Source-Wide Permit to Install No. MI-PTI-N6521-2004.
17. Acid Rain Permit (No. MI-AR-55087-2004) Michigan Department of Environmental Quality issued on December 29, 2004.
18. NOx Budget Permit (No. MI-NOX-55087-2004) Michigan Department of Environmental Quality issued on May 24, 2004.
19. Certificate of Occupancy by the City of Zeeland, Michigan, dated November 2, 2000.
Ny\1285210.2

SCHEDULE 4.16(c)
Air Pollution Emissions Allowances and
Emission Reduction Credits
70 NOx allowances allocated for each of 2007-2009.
Ny\1285210.2
SCHEDULE 4.19
Labor Matters
• There was a request for representation, an organizing campaign and related activity at the Zeeland Project that resulted in the execution of the Collective Bargaining Agreement among Zeeland Power Company, LLC, Sugar Creek, LLC and the United Steelworkers of America, AFL-CIO-CLC on behalf of Local 12502 dated December 19, 2002 and the Memorandum of Understanding for Contract Extension between United Steelworkers and Sugar Creek, LLC and Zeeland Power Company, LLC, dated November 29, 2006.
• Memorandum of Understanding between Wood Group Power Operations, Inc. and United Steel Workers, dated April 26, 2007.
Ny\1285210.2

SCHEDULE 4.19(B)
Employees
Employees of Wood Group Power Operations (West), Inc.:
Anderson, Cory Dean
*Battle, Philip
* Crum, Edward E
*Freese, Scott A
*Hendrickson, Greg J.
*Laponsie, Duane J
*Mandrick, James A.
*Maxey, Tyrone C
*Mixter, Ronald Jr.
*Moore, Keith
*Moran, Phillip R.
*Tyni, Casey Richard
*Vikstrom, Michael S
*Wilson, John R
Keefe, George
Phillips, Pamela
Roth, Brian David
One Additional EH&S Employee to be hired.

*	Persons represented by a union or other collective bargaining entity under that certain Collective Bargaining Agreement between Zeeland Power Company, LLC, Sugar Creek, LLC and the United Steelworkers of America, AFL-CIO-CLC on behalf of local 12502 dated December 19, 2002 and effective January 1, 2004 and the Memorandum of Understanding for Contract Extension between United Steelworkers and Sugar Creek, LLC and Zeeland Power Company, LLC, dated November 29, 2006.
Ny\128521O.2

SCHEDULE 4.19(c)
Third Party Vendor Employees
1. Long Term Service Agreement by and between Zeeland Power Company, LLC and General Electric International, Inc. for the Simple Cycle Facility, dated June 16, 2004
2. Long Term Service Agreement by and between Zeeland Power Company, LLC and General Electric International, Inc., for the Combined Cycle Facility, dated June 16, 2004
3. Operation and Maintenance Agreement for the Zeeland Electric Facility by and between LS Power Acquisition Co I, LLC and Wood Group Power Operations (West), Inc., dated February 12, 2007
Ny\1285210.2
SCHEDULE 4.20
Employee Benefits
Union
1. Accident and Sickness Policy
2. Accidental Death & Dismemberment Policy
3. Retiree Medical Policy
4. Life Insurance Policy
5. Long Term Disability Policy
6. Health Benefits Plan
7. Employee Savings Plan
8. Dental
9. Tax Saver
10. Vision Care
Non Union
1. Accident and Sickness Policy
2. Accidental Death & Dismemberment Policy
3. Retiree Medical Policy
4. Life Insurance Policy
5. Long Term Disability Policy
6. Health Benefits Plan
7. Employee Savings Plan
8. Dental
9. Tax Saver
10. Vision Care
11. Severance Plan
12. Vacation
13. Dependent Care Policy
14. Short Term Disability
Ny\1285210.2

SCHEDULE 5.3
Buyer Approvals
Hart-Scott-Rodino (HSR)
Federal Energy Regulatory Commission (FERC)
Acceptable Order from the Michigan Public Service Commission (MPSC)
Ny\1285210.2
SCHEDULE 5.9
Conflicts
1. The Balance Energy Initiative filed by Buyer with the MPSC on April 30, 2007 (MPSC case number 15290).
Ny\1285210.2

SCHEDULE 6.3
Exceptions to Conduct of Business
See Schedule 4.10.
Entry into forward MISO Designated Network Resource Capacity Sales Agreements
Seller shall not, and shall cause the Project Company not to, with respect to the Project Company or the Project without the written consent of Buyer, not to be unreasonably withheld or delayed, enter into any renewal or extension of the CBA for a term beyond June 30, 2008.
Terminate the Energy Management Agreement (“EMA”) or Operations and Maintenance Agreement (“O&M Agreement”)
Amend, revise or assign the EMA or O&M Agreement (provided that such amendment or revision is on not more materially favorable terms to the respective counterparty)
Ny\1285210.2
SCHEDULE 6.5
Terminated Contracts
None.
Ny\1285210.2

SCHEDULE 6.10
Books and Records
Such books and records provided by Mirant with respect to the Project Company and the Project.
Seller shall promptly notify Buyer of any material change (in terms of timing and content) of the financial information that it provides to its lenders pursuant to Section 7.1 of the Seller Credit Agreement (or any successor financing arrangements).
Ny\1285210.2
SCHEDULE 6.17
Support Obligations
1. Irrevocable Letter of Credit in the amount of $85,000 issued to the Michigan Department of Environmental Quality on behalf of Broadway Gen Funding, LLC in support of Zeeland Power Company, LLC, Date of Expiry May 1, 2008
2. Letter of Credit or Guaranty under SEMCO Transportation Services Contract l
3. As required under Items 15 (relating to the Project Company), 17 and 26 on Schedule 4.13
4. Irrevocable Letter of Credit, effective May 17, 2007, in the amount of $71,000, issued to the Midwest Independent Transmission System Operator, Inc.

1	Mirant Americas Inc. did not re-post this obligation. As of the date of May 24, 2007, neither Seller nor any of its Affiliates has received a request to re-post this obligation.
Ny\1285210.2
SCHEDULES
3.1, 3.2, 3.3(A), 3.3(B), 3.4, 3.5, 3.6, 4.1,4.6, 4.15(B), 4.16(A), 4.16(B), 4.17, 4.19(A), 4.19 (D)- (H),4.21
Ny\1285210.2

SCHEDULE 11.13
Parcel Three Quit Claim Deed
QUIT CLAIM DEED

The Grantor(s): Broadway Gen Funding, LLC, whose address is at c/o Broadway Generating Company, Two Tower Center, 11th Floor, East Brunswick, New Jersey 08816 quit-claim(s) to Zeeland Power Company, LLC whose address is c/o                                          the following described premises situated in Zeeland, County of Ottawa, and State of Michigan:
          See Attached Exhibit A.
for the sum of Ten Dollars ($10.00), subject to all easements and restrictions of record and the following restriction:
If the real estate conveyed by this deed is not a lot within a platted subdivision, Grantee should take into account that it may be located within the vicinity of farmland or a farm operation. Generally accepted agricultural and management practices which may generate noise, dust, odors, and other associated conditions may be used and are protected by the Michigan right to farm act. This notice is given pursuant to Section 109 (4) of the land division act, being PA 288,1967 as amended.
Grantor grants to Grantee the right to make all permissible divisions under Section 108 of the Land Division Act, P A 288, 1967, as amended.
Dated this ___ day of ___, 2008.

Signed in the presence of	Signed by:
When Recorded Return to:
Alyssa Mayer
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Tax Parcel #70-17-17-101-022
Ny\1285210.2
Send Subsequent Tax Bills To:
Scott Carver
Broadway Generating Company, LLC
Two Tower Center, 11th Floor
East Brunswick, New Jersey 08816
Recording Fee: $14
Drafted By:
Alyssa Mayer
Latham & Watkins LLP
885 Third Avenue

New York, NY 10022
(212) 906-1878
Transfer Tax: Exempt: MCL207505(a)
MCL207526(a)
Ny\1285210.2
STATE OF COUNTY OF )
) SS.
)
On the ___ day of ___ in the year 2008 before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.
Notary Public
Ny\1285210.2

EXHIBIT A
A tract of land located in Zeeland, Ottawa County, Michigan. The land referred to in is taxed under tax parcel numbers 07-17-17-101-022, and is more specifically described as follows:
PART OF E 1/2 OF NW 1/4 COM N 1/4 COR, TH N 89D 22M 17S W 1329.49 FT & S 0D 27M 33S W 1500 FT ALG W 1/8 LI TO PT OF BEG, TH S 89D 22M 17S E 1124.81 FT, N 60D 42M 54S E 122.6 FT, TH N 60D 47M 14S E 113.93 FT TO N&S 114 LI, TH S 0D 25M 38S W 230.11 FT ALG SD LI TO N’LY LI OF CSX RR R/W, TH S 60D 42M 54S W ALG RR R/W TO INTERS WITH A LI COM NW SEC COR, TH S 89D 22M 17S E 664.75 FT & S 0D 28M 30S W 1690.01 FT ALG W LI OF E 1/2 OF W 1/2 OF NW 1/4 TO PT OF BEG SD LI, TH S 89D 22M 17S E 1860.27 FT TO PT OF ENDING SD LI ON N’L Y LI CSX RR R/W, TH N 89D 22M 17S W ALG SD LI TO PT S 0D 27M 33S W OF BEG, TH N 0D 27M 33S E TO BEG. SEC 17 T5N R14W FROM 70-17-17-101-018 1/03.
Ny\1285210.2